Exhibit 10.1

33 NEW YORK AVENUE
FRAMINGHAM, MASSACHUSETTS 01701

LEASE SUMMARY SHEET

Execution Date:	May 5, 2020
Tenant:	CRISPR THERAPEUTICS, INC., a Delaware corporation
Tenant’s Mailing Address:	610 Main Street Cambridge, MA 02139 Attention: General Counsel
Landlord:	CRP/KING 33 NY AVE. OWNER, L.L.C., a Delaware limited liability company
Building:

33 New York Avenue, Framingham, Massachusetts 01701.  The Building currently consists of approximately 106,438 rentable square feet.  Upon the Substantial Completion of the Landlord’s Work, the Building will consist of approximately 113,458 rentable square feet.  The land (the “Land”) on which the Building is located is more particularly described in Exhibit 2 attached hereto and made a part hereof.

Premises:

Areas on the first (1st) floor of the Building, the Generator Area, the Loading Dock Premises, and the roof of the Building, containing approximately 50,249 rentable square feet of space in the aggregate. The Premises consist of:

Prime Premises, which will be located on first (1st) floor in the southerly portion of the Building, closest to New York Avenue;

Rooftop Equipment Premises, which will be located on the Building rooftop; and

Generator Area, as defined in Section 1.3(c).

Loading Dock Premises, which will be located in the Building’s loading dock area and will consist of two (2) of the Building’s six (6) loading bays, which two loading bays are dedicated to Tenant’s exclusive use and shall be enclosed as part of the Landlord’s Work pursuant to Exhibit 4.

The term “Premises” shall mean the (i) Prime Premises, (ii) Rooftop Equipment Premises, the (iii) Generator Area, and (iv) the Loading Dock Premises, as applicable.  The Premises are shown on the Lease Plans attached hereto as Exhibit 1A, Exhibit 1B, and Exhibit 1C and made a part hereof (the “Lease Plans”).

Landlord and Tenant stipulate and agree that the Rentable Square Footage of the Building and the Rentable Square Footage of the Premises are correct and shall not be remeasured.

1

Property:	The Building, the Land, and other improvements located on, and to be constructed on, the Land.
Parking Areas:	The surface parking lots located on the Property that Landlord provides for parking by all tenants of space on the Property.
Term Commencement Date:	The date on which Landlord’s Work is Substantially Complete.
Rent Commencement Date:	The Term Commencement Date (subject to extension due to Landlord Delays or Permitting Delays, as hereinafter defined).
Expiration Date:

Fifteen (15) years after the Rent Commencement Date, except that if the Rent Commencement Date does not occur on the first day of a calendar month, then the Expiration Date shall be the last day of the calendar month in which the date fifteen (15) years after the Rent Commencement Date occurs.

Extension Term(s):	Subject to Section 1.2 below, two (2) extension terms of seven (7) years each.
Landlord’s Contribution:	Up to $8,793,575.00, subject to Article 4 below and Exhibit 4 attached hereto.
Permitted Uses:

Subject to Legal Requirements, Tenant shall have the right to use the following portions of the Premises only for the following uses:

Prime Premises: General office, research, development, biomanufacturing and laboratory use, and other ancillary uses related to the foregoing;

Rooftop Equipment Premises: Installation, operation and maintenance of Tenant’s Rooftop Equipment; and

Generator Area: Installation and operation of Tenant’s Generator.

Loading Dock Premises: Those uses customarily associated with loading bays, subject, however, to the Rules and Regulations attached hereto as Exhibits 9 and 9-1.

2

Base Rent:	RENT YEAR	ANNUAL BASE RENT	MONTHLY PAYMENT
	Term Commencement Date – day immediately prior to Rent Commencement Date	$0.00	$0.00
	Rent Year 1	$2,160,707.00	$180,058.92
	Rent Year 2	$2,225,528.21	$185,460.68
	Rent Year 3	$2,292,294.06	$191,024.50
	Rent Year 4	$2,361,062.88	$196,755.24
	Rent Year 5	$2,431,894.76	$202,657.90
	Rent Year 6	$2,504,851.61	$208,737.63
	Rent Year 7	$2,579,997.16	$214,999.76
	Rent Year 8	$2,657,397.07	$221,449.76
	Rent Year 9	$2,737,118.98	$228,093.25
	Rent Year 10	$2,819,232.55	$234,936.05
	Rent Year 11	$2,903,809.53	$241,984.13
	Rent Year 12	$2,990,923.81	$249,243.65
	Rent Year 13	$3,080,651.53	$256,720.96
	Rent Year 14	$3,173,071.07	$264,422.59
	Rent Year 15	$3,268,263.21	$272,355.27

Rent Year:

Rent Year 1 shall be the twelve (12) month period commencing as of the Rent Commencement Date, except that if the Rent Commencement Date occurs on other than the first day of a calendar month, then Rent Year 1 shall commence as of the Rent Commencement Date and shall end on the last day of the calendar month in which the first anniversary of the Rent Commencement Date occurs.  Each Rent Year after Rent Year 1 shall be the twelve (12) month period immediately following the preceding Rent Year.

Operating Costs and Taxes:	See Sections 5.2 and 5.3.

3

Tenant’s Share:

A fraction, the numerator of which is the number of rentable square feet in the Premises and the denominator of which is the number of rentable square feet in the Building.  As of the Rent Commencement Date, Tenant’s Share with respect to the Premises shall be 44.26%.

Letter of Credit:	$1,260,412.44, as such amount may be reduced in accordance with Section 7, below.
Guarantor:	None.

EXHIBIT 1A	LEASE PLAN – PRIME PREMISES
EXHIBIT 1B	LEASE PLAN – ROOFTOP EQUIPMENT PREMISES
EXHIBIT 1C	LEASE PLAN – GENERATOR AREA PREMISES
EXHIBIT 2	LEGAL DESCRIPTION
EXHIBIT 3	PARKING AREAS
EXHIBIT 4	WORK LETTER
EXHIBIT 4-1	TENANT/LANDLORD RESPONSIBILITY MATRIX
EXHIBIT 4-2	LOCATION PLAN OF BUILDING EXPANSION WORK
EXHIBIT 4-3	LOCATION PLAN OF ROOF EXPANSION WORK
EXHIBIT 4-4	SPACE PLANS OF TENANT’S WORK
EXHIBIT 5	WORK LETTER – EXPANSION PREMISES
EXHIBIT 5-1	LEASE PLAN –EXPANSION PREMISES
EXHIBIT 6	FORM OF LETTER OF CREDIT
EXHIBIT 7	LANDLORD’S SERVICES &
EXHIBIT 8	TENANT’S HAZARDOUS MATERIALS
EXHIBIT 9	BUILDING RULES AND REGULATIONS
EXHIBIT 9-1	CONSTRUCTION RULES AND REGULATIONS
EXHIBIT 9-2	TENANT WORK INSURANCE SCHEDULE
EXHIBIT 10	SIGNAGE GUIDELINES
EXHIBIT 11	SCREENING STANDARDS
EXHIBIT 12	[INTENTIONALLY OMITTED]
EXHIBIT 13	FORM OF NOTICE OF LEASE
EXHIBIT 14	FORM OF SNDA
EXHIBIT 15	Parking and Traffic Demand Management Plan
EXHIBIT 16	PARKING RELOCATION RADIUS PLAN

4

TABLE OF CONTENTS

1.	LEASE GRANT; TERM; APPURTENANT RIGHTS; EXCLUSIONS		1

	1.1	Lease Grant	1
	1.2	Extension Term	1
	1.3	Appurtenant Rights	2
	1.4	Tenant’s Access	6
	1.5	No recording // Notice of Lease	7
	1.6	Exclusions	7
	1.7	Acid Neutralization Tank	7

2.	RIGHTS RESERVED TO LANDLORD		8

	2.1	Additions and Alterations	8
	2.2	Additions to the Property	9
	2.3	Name and Address of Building	10
	2.4	Landlord’s Access	10
	2.5	Pipes, Ducts and Conduits	11
	2.6	Minimize Interference	11

3.	CONDITION OF PREMISES; CONSTRUCTION.		11

	3.1	Condition of Premises	11
	3.2	Landlord’s Work	11

4.	USE OF PREMISES		14

	4.1	Permitted Uses	14
	4.2	Prohibited Uses	14
	4.3	Intentionally Omitted	15
	4.4	MWRA Permit	15
	4.5	Parking and Traffic Demand Management Plan	15

5.	RENT; ADDITIONAL RENT		15

	5.1	Base Rent; Additional Rent	15
	5.2	Operating Costs	16
	5.3	Taxes	20
	5.4	Late Payments	21
	5.5	No Offset; Independent Covenants; Waiver	22
	5.6	Survival	23

6.	INTENTIONALLY OMITTED.		23

7.	LETTER OF CREDIT		23

	7.1	Amount	23
	7.2	Application of Proceeds of Letter of Credit	24
	7.3	Transfer of Letter of Credit	24
	7.4	Cash Proceeds of Letter of Credit	24
	7.5	Return of Security Deposit or Letter of Credit	24

i

8.	WAIVER OF SECURITY INTEREST IN TENANT’S PROPERTY.		25

9.	UTILITIES, LANDLORD’S SERVICES		25

	9.1	Electricity	25
	9.2	Water	25
	9.3	Gas	26
	9.4	Other Utilities	26
	9.5	Interruption or Curtailment of Utilities	26
	9.6	Landlord’s Services	26

10.	MAINTENANCE AND REPAIRS		26

	10.1	Maintenance and Repairs by Tenant	26
	10.2	Maintenance and Repairs by Landlord	27
	10.3	Accidents to Sanitary and Other Systems	27
	10.4	Floor Load--Heavy Equipment	27
	10.5	Premises Cleaning	27
	10.6	Pest Control	28
	10.7	Service Interruptions	28

11.	ALTERATIONS AND IMPROVEMENTS BY TENANT		29

	11.1	Landlord’s Consent Required	29
	11.3	After-Hours	30
	11.4	Harmonious Relations	31
	11.5	Liens	31
	11.6	General Requirements	31

12.	SIGNAGE		31

	12.1	Restrictions	31
	12.2	Exterior Signage	31
	12.3	Building Directory	32

13.	ASSIGNMENT, MORTGAGING AND SUBLETTING		32

	13.1	Landlord’s Consent Required	32
	13.2	Landlord’s Recapture Right	33
	13.3	Standard of Consent to Transfer	33
	13.4	Listing Confers no Rights	33
	13.5	Profits In Connection with Transfers	33
	13.6	Prohibited Transfers	34
	13.7	Exceptions to Requirement for Consent	34

14.	INSURANCE; INDEMNIFICATION; EXCULPATION		35

	14.1	Tenant’s Insurance	35
	14.2	Indemnification	36
	14.3	Property of Tenant	37
	14.4	Limitation of Landlord’s Liability for Damage or Injury	37
	14.5	Waiver of Subrogation; Mutual Release	37

	14.6	Tenant’s Acts--Effect on Insurance	37
	14.7	Landlord’s Insurance	38

15.	CASUALTY; TAKING		38

	15.1	Damage	38
	15.2	Termination Rights	39
	15.3	Rent Abatement	40
	15.4	Taking for Temporary Use	40
	15.5	Disposition of Awards	40

16.	ESTOPPEL CERTIFICATE.		40

17.	HAZARDOUS MATERIALS		41

	17.1	Prohibition	41
	17.2	Environmental Laws	42
	17.3	Hazardous Material Defined	42
	17.4	Chemical Safety Program	42
	17.5	Testing	42
	17.6	Indemnity; Remediation	43
	17.7	Disclosures	44
	17.8	Removal	44

18.	RULES AND REGULATIONS.		45

	18.1	Rules and Regulations	45
	18.2	Energy Conservation	45
	18.3	Recycling	45

19.	LAWS AND PERMITS.		46

	19.1	Legal Requirements	46

20.	DEFAULT		47

	20.1	Events of Default	47
	20.2	Remedies	48
	20.3	Damages - Termination	48
	20.4	Landlord’s Self-Help; Fees and Expenses	50
	20.5	Waiver of Redemption, Statutory Notice and Grace Periods	50
	20.6	Landlord’s Remedies Not Exclusive	50
	20.7	No Waiver	50
	20.8	Restrictions on Tenant’s Rights	51
	20.9	Landlord Default	51

21.	SURRENDER; ABANDONED PROPERTY; HOLD-OVER		52

	21.1	Surrender	52
	21.2	Abandoned Property	53
	21.3	Holdover	54
	21.4	Warranties	54

22.		MORTGAGEE RIGHTS	54

	22.1	Subordination	54
	22.2	Notices	55

23.	QUIET ENJOYMENT.		55

24.	NOTICES.		55

25.	MISCELLANEOUS		56

	25.1	Separability	56
	25.2	Captions	56
	25.3	Broker	56
	25.4	Entire Agreement	56
	25.5	Governing Law	57
	25.6	Representation of Authority	57
	25.7	Expenses Incurred by Landlord Upon Tenant Requests	57
	25.8	Survival	57
	25.9	Limitation of Liability	57
	25.10	Binding Effect	58
	25.11	Landlord Obligations upon Transfer	58
	25.12	No Grant of Interest	58
	25.13	Financial Information	58
	25.14	OFAC Certificate and Indemnity	58
	25.15	Confidentiality	59
	25.16	Force Majeure	59

26.	RIGHT OF FIRST OFFER.		59

27.	EXPANSION OPTION		62

THIS INDENTURE OF LEASE (this “Lease”) is hereby made and entered into on the Execution Date by and between Landlord and Tenant.

Each reference in this Lease to any of the terms and titles contained in any Exhibit attached to this Lease shall be deemed and construed to incorporate the data stated under that term or title in such Exhibit. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them as set forth in the Lease Summary Sheet which is attached hereto and incorporated herein by reference.

1.	LEASE GRANT; TERM; APPURTENANT RIGHTS; EXCLUSIONS

1.1Lease Grant.  Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises upon and subject to terms and conditions of this Lease, for a term of years commencing on the Term Commencement Date and, unless earlier terminated or extended pursuant to the terms hereof, ending on the Expiration Date (the “Initial Term”; the Initial Term and any duly exercised Extension Terms are hereinafter collectively referred to as the “Term”).

1.2Extension Term.

(a)Provided that the following conditions, which may be waived by Landlord in its sole discretion, are satisfied (i) Tenant, an Affiliated Entity (hereinafter defined) and/or a Successor (hereinafter defined) is/are then occupying at least fifty-one percent (51%) of the Premises; and (ii) no monetary or material non-monetary Event of Default has occurred that remains uncured as of the date of the Extension Notice (hereinafter defined), and no more than two (2) Events of Default have occurred in the twelve (12) months preceding Tenant’s delivery of the Extension Notice, then Tenant shall have the option to extend the Term for two (2) additional terms of seven (7) years each (each an “Extension Term”), commencing as of the expiration of the Initial Term and of the first such Extension Term, respectively.  Tenant must exercise each such option to extend, if at all, by giving Landlord written notice (the “Extension Notice”) on or before the date that is twelve (12) months prior to the then-applicable expiration of the Term, time being of the essence.  Upon the timely giving of such notice, the Term shall be deemed extended upon all of the terms and conditions of this Lease, except that Base Rent during each such Extension Term shall be calculated in accordance with this Section 1.2. Landlord shall have no obligation to construct or renovate the Premises during either such Extension Term.  If Tenant fails to give timely notice, as aforesaid, Tenant shall have no further right to extend the Term.  Notwithstanding the fact that Tenant’s proper and timely exercise of such option to extend the Term shall be self-executing, the parties shall promptly execute a lease amendment reflecting each such Extension Term, as applicable, after Tenant exercises such option.  The execution of such lease amendment shall not be deemed to waive any of the conditions to Tenant’s exercise of its rights under this Section 1.2.

(b)The Base Rent during each Extension Term (in each case, the “Extension Term Base Rent”) shall be determined in accordance with the process described hereafter.  Extension Term Base Rent shall be the fair market rental value of the Premises then demised to Tenant as of the commencement of such Extension Term as determined in accordance with the process described below, for renewals of first class office/research/laboratory building/campus in the greater Route 128 and MetroWest real estate market (the “Market Area”) of equivalent quality, size, utility and location, with the length of the Extension Term, and all other relevant factors to be taken into account.  After receipt of an Extension Notice, Landlord shall deliver to Tenant written notice of its determination of the Extension Term Base Rent for the Extension Term, provided that Landlord shall not be obligated to deliver its determination to Tenant sooner than the date that is eleven (11) months prior to the then-applicable expiration of the Term.  Tenant shall, within thirty (30) days after receipt of such notice, notify Landlord in writing whether Tenant accepts or rejects Landlord’s determination of the Extension Term Base Rent (“Tenant’s Response Notice”).  If Tenant fails timely to deliver Tenant’s Response Notice, Landlord’s determination of the Extension Term Base Rent shall be binding on Tenant.

(c)If and only if Tenant’s Response Notice is timely delivered to Landlord and indicates both that Tenant rejects Landlord’s determination of the Extension Term Base Rent and desires to submit the matter to arbitration, then the Extension Term Base Rent shall be determined in accordance with the procedure set forth in this Section 1.2(c).  In such event, within ten (10) days after receipt by Landlord of Tenant’s Response Notice indicating Tenant’s desire to submit the determination of the Extension Term Base Rent to arbitration, Tenant and Landlord shall each notify the other, in writing, of their respective selections of an appraiser (respectively, “Landlord’s Appraiser” and “Tenant’s Appraiser”). Landlord’s Appraiser and Tenant’s Appraiser shall thereafter attempt to agree on the Extension Term Base Rent for the applicable Extension Term; provided, however, that if Landlord’s Appraiser and Tenant’s Appraiser are unable to so agree on the Extension Term Base Rent within ten (10) days after the appointment of the second of the two appraisers (the “Initial Determination Period”), then Landlord’s Appraiser and Tenant’s Appraiser shall jointly select a third appraiser (the “Third Appraiser”) within ten (10) days after the expiration of the Initial Determination Period.  All of the appraisers selected shall be individuals with at least ten (10) consecutive years’ commercial appraisal experience for office and laboratory space in the area in which the Premises are located, shall be members of the Appraisal Institute (M.A.I.), and, in the case of the Third Appraiser, shall not have acted in any capacity for either Landlord or Tenant within five (5) years of his or her selection.  The three appraisers shall determine the Extension Term Base Rent in accordance with the requirements and criteria set forth in Section 1.2(b) above, employing the method commonly known as Baseball Arbitration, whereby Landlord’s Appraiser and Tenant’s Appraiser each sets forth its determination of the Extension Term Base Rent as defined above, and the Third Appraiser must select one or the other (it being understood that the Third Appraiser shall be expressly prohibited from selecting a compromise figure). Landlord’s Appraiser and Tenant’s Appraiser shall deliver their determinations of the Extension Term Base Rent to the Third Appraiser within five (5) days of the appointment of the Third Appraiser and the Third Appraiser shall render his or her decision within ten (10) days after receipt of both of the other two determinations of the Extension Term Base Rent.  The Third Appraiser’s decision shall be binding on both Landlord and Tenant.  Each party shall bear the cost of its own appraiser and the cost of the Third Appraiser shall be paid by the party whose determination is not selected.

1.3Appurtenant Rights.

(a)Common Areas.  Subject to the terms of this Lease and the Rules and Regulations (hereinafter defined), Tenant shall have, as appurtenant to the Premises, rights to use in common with others entitled thereto, the following areas (such areas are hereinafter referred to as the “Common Areas”): (i) the common hallway(s) of the Building serving the Premises, (ii)

common walkways and driveways necessary for access to the Building, (iii) risers, shafts, chases, and conduits designated by Landlord for use by tenants and/or other occupants, (iv) the Parking Areas, (v) areas of the Building and the Property necessary for access to the Loading Dock Premises and Generator Area, and on the rooftop of the Building necessary for access to the Rooftop Equipment Premises, (vi) common electrical and service facilities, and (vii) other areas and facilities located in the Building, on the Land, or elsewhere on the Property designated by Landlord from time to time for the common use of tenants of the Building and other entitled thereto; and no other appurtenant rights or easements.  “Rules and Regulations” shall be defined as the rules and regulations promulgated by Landlord pursuant to, and subject to, the provisions of Section 18.1 of the Lease.

(b)Parking.

(i)During the Term, Landlord shall, subject to the terms hereof, make available up to one hundred thirteen (113) parking spaces for Tenant’s use free of charge (except that the costs of maintenance and repair of the parking areas shall, subject to the provisions of Section 5.2, be included in Operating Costs) in the Parking Areas serving the Building as shown on Exhibit 3. The number of parking spaces in the parking areas reserved for Tenant, as modified pursuant to this Lease, are hereinafter referred to as the “Parking Spaces.”  Tenant shall have no right to hypothecate or encumber the Parking Spaces, and shall not sublet, assign, or otherwise transfer the Parking Spaces other than to employees of Tenant occupying the Premises or to a Successor (hereinafter defined), an Affiliated Entity (hereinafter defined), or a transferee pursuant to an approved Transfer under Section 13 of this Lease.  Subject to Landlord’s right to allocate parking for other tenants of the Building based on a ratio not to exceed three (3) spaces per 1,000 rentable square feet of space, said Parking Spaces will be on an unassigned, non-reserved basis, and shall be subject to such Rules and Regulations, as may be in effect for the use of the parking areas from time to time.  Reserved and handicap parking spaces must be honored.  Landlord shall designate eleven (11) of Tenant’s Parking Spaces as reserved spaces in the area located adjacent to the Building’s main entrance. Notwithstanding anything to the contrary contained herein, Landlord shall have the right, upon at least three (3) months’ prior written notice to Tenant, to temporarily, for a period not to exceed six (6) months relocate all or any portion of the Parking Spaces to other portions of the Property and/or to any of the parking areas shown on Exhibit 16 attached hereto.  If Landlord elects to relocate Tenant’s Parking Spaces, Landlord (at its sole cost and expense) shall provide, for the duration of such relocation, shuttle service to and from such temporary parking location. Landlord hereby agrees that Tenant shall have reasonable input into any such temporary parking solution. The foregoing limitations on Landlord’s ability to relocate all or any portion of the Parking Spaces (including, without limitation, the radius restriction and the maximum, six (6) month window for any such relocation) shall not apply in connection with a relocation of all or any portion of the Parking Spaces resulting from Tenant’s exercise of the expansion option set forth in Section 27 of this Lease); provided that Landlord shall not relocate any more of the Parking Spaces than reasonably necessary for any longer than reasonably necessary to complete the applicable Expansion Premises Work.

(c)Generator Area.

(i)Landlord shall demise and lease the Generator Area, as hereinafter defined, to Tenant, and Tenant shall hire and take the Generator Area from Landlord for the Lease

Term. The “Generator Area” shall be defined as the area of the Property shown on Exhibit 1C attached hereto.  Tenant shall have the right to use the Generator Area solely for the purpose of using Tenant’s own emergency generator (“Tenant’s Generator”) in accordance with the provisions of this Section 1.3(c). Said demise of Tenant’s Generator Area shall be upon all of the same terms and conditions of the Lease, except as set forth herein.  Tenant shall not operate Tenant’s Generator until Landlord has obtained copies of all required governmental permits, licenses, and authorizations necessary for the installation and operation of Tenant’s Generator.  Tenant shall be permitted to use Tenant’s Generator Area solely for the maintenance and operation of Tenant’s Generator, and Tenant’s Generator and Generator Area are solely for the benefit of Tenant.  All electricity generated by Tenant’s Generator may only be consumed by Tenant in the Premises.

(ii)Tenant shall, at Tenant’s sole cost, comply with local sound ordinances (which may require sound mitigation measures) relating to Tenant’s Generator, and Tenant may elect to use a portion of the Landlord’s Contribution for such purposes.

(iii)Landlord shall have no obligation to provide any services including, without limitation, electric current, to Tenant’s Generator Area; provided, however, that Tenant, at Tenant’s sole cost, shall, subject to the provisions of this Lease, have the right to install wiring in locations acceptable to Landlord and Tenant in order to connect Tenant’s Generator to Tenant’s electrical system serving the Premises.

(iv)Tenant shall have no right to make any changes, alterations, additions, decorations or other improvements (collectively “Installations”) to Tenant’s Generator Area without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(v)Tenant shall be responsible for the cost of repairing any damage to the Building and/or Property caused by the installation of any Installations.

(vi)Tenant shall have no right to sublet Tenant’s Generator Area or to assign its interest hereunder, other than to an Affiliated Entity or Successor as defined in Section 13.7 of this Lease, or a transferee pursuant to an approved Transfer under Section 13 of this Lease.

(vii)Tenant shall take Tenant’s Generator Area “as-is” in the condition in which Tenant’s Generator Area is in as of the Term Commencement Date, without any obligation on the part of Landlord to prepare or construct Tenant’s Generator Area for Tenant’s use or occupancy.

(viii)In addition to and without limiting Tenant’s obligations under the Lease, Tenant shall comply with all applicable environmental and fire prevention laws, ordinances and regulations in Tenant’s use of Tenant’s Generator Area.

(ix)Tenant shall, at Tenant’s sole cost and expense, repair and maintain Tenant’s Generator and Installations.

(x)In addition to and without limiting the insurance provisions of the Lease, Tenant shall procure, keep in force and pay for Commercial General Liability Insurance in respect of Tenant’s Generator Area satisfying the requirements of Section 14.1 of the Lease.

(xi)To the maximum extent permitted by Law, Tenant’s Generator and all installations in Tenant’s Generator Area shall be at the sole risk of Tenant.

(xii)In addition to and without limiting the indemnification provisions set forth in the Lease, Tenant shall, to the maximum extent permitted by law and subject to Section 14.5, indemnify, defend, and hold Landlord harmless from any and all claims, losses, demands, actions, or causes of actions suffered by any person, firm, corporation, or other entity arising from Tenant’s use of Tenant’s Generator Area, except to the extent caused by the negligent acts, negligent omissions or willful misconduct of Landlord or any Landlord Parties.

(xiii)Notwithstanding anything in this Section 1.3(c) to the contrary, Landlord shall have the right to access the area beneath the Generator Area, and shall further have the right to relocate the Generator Area on a temporary and/or a permanent basis upon not less than thirty (30) days prior written notice and at Landlord’s sole cost and expense, including, without limitation, for the purpose of accessing utilities buried underneath the Generator Area for the purposes of maintenance, repairs and/or replacements; provided that (1) any such access to the area beneath the Generator Area, and any such temporary or permanent relocation of the Generator Area, shall not in any case materially adversely affect Tenant’s ability to utilize Tenant’s Generator or any of Tenant’s rights pursuant to this Section 1.3(c), and (2) to the extent that Tenant’s Generator is offline due to a relocation of the Generator Area pursuant to this Section 1.3(c)(xiii), Landlord shall provide Tenant with access to substitute generator capacity at least equal to that of Tenant’s Generator.

(d)Rooftop Equipment Premises.  Tenant shall have the right, as part of Tenant’s Work, to install certain equipment within a portion of the rooftop of the Building (the “Rooftop Equipment Premises”) as shown on Exhibit 1B and to connect such equipment to the Premises (any equipment installed within the Rooftop Equipment Premises and such connections to the Premises, as the same may be modified, altered or replaced during the Term, is collectively referred to herein as “Tenant’s Rooftop Equipment”), for Tenant’s exclusive use during the Term in accordance with the provisions of this Lease, including, without limitation, Section 11 hereof. Tenant shall have the right, throughout the Term of the Lease, as the same may be extended, to use Tenant’s Rooftop Equipment in accordance with all applicable laws, ordinances, rules, regulations, statutes, by-laws, court decisions and orders and requirements of all public authorities (collectively, “Legal Requirements”). Tenant shall not operate Tenant’s Rooftop Equipment until it has delivered to Landlord copies of all required governmental permits, licenses, and authorizations necessary for the installation and operation thereof.  Any installation of Tenant’s Rooftop Equipment (i) will not affect the structural integrity of the Building or adversely affect the roof or the roof membrane in any manner; (ii) shall be adequately screened in accordance with Landlord’s screening standards as further described in Exhibit 11, attached hereto, and in compliance with the City of Framingham zoning requirements so as to minimize the visibility of such equipment; and (iii) shall be adequately sound-proofed to meet all Legal Requirements. In addition, Tenant shall comply with all reasonable construction rules and regulations promulgated by Landlord in connection with the installation, maintenance and operation of Tenant’s Rooftop

Equipment. Landlord shall have no obligation to provide any services including, without limitation, electric current or gas service, to the Rooftop Equipment Premises or to Tenant’s Rooftop Equipment, Tenant hereby acknowledging that as of the Execution Date, there are no utility connections directly serving the Rooftop Equipment Premises.  Tenant shall be responsible for the cost of repairing and maintaining Tenant’s Rooftop Equipment and the cost of repairing any damage to the Building, or the cost of any necessary improvements to the Building, caused by or as a result of the installation, replacement and/or removal of Tenant’s Rooftop Equipment.  Landlord makes no warranties or representations to Tenant as to the suitability of the Rooftop Equipment Premises for the installation and operation of Tenant’s Rooftop Equipment.  In the event that at any time during the Term, Landlord determines, in its reasonable discretion, that the operation and/or periodic testing of Tenant’s Rooftop Equipment interferes with the operation of the Building or the business operations of any of the occupants of the Building, then Tenant shall, upon notice from Landlord, cause all further testing of Tenant’s Rooftop Equipment to occur after normal business hours (hereinafter defined).

(e)Intentionally Deleted.

(f)Outdoor Patio. Subject to the Rules and Regulations and the provisions of this Lease, Landlord agrees that Tenant shall have, as appurtenant to the Premises, the non-exclusive right to use the existing outside seating area adjacent to the Building (the “Outside Seating Area”) throughout the Term hereof. In no event shall Landlord permit smoking or vaping within 20 feet of the Building or any Tenant entrance to the Building.  Notwithstanding anything to the contrary contained herein, Landlord shall have the right, upon prior written notice (which notice may be given via e-mail) (except that no notice shall be required in the event of an emergency) to temporarily close all or any portion of the Outside Seating Area in connection with the performance of repairs, maintenance, and/or construction (if such closure cannot be reasonably avoided in connection with such repairs, maintenance and/or construction).  Landlord shall install and maintain, at its sole cost and expense, all desired furniture, equipment and lighting (collectively, “Furniture”) in the Outside Seating Area.

1.4Tenant’s Access.

(a)From and after the Term Commencement Date and until the end of the Term, Tenant shall have access to the Premises twenty-four (24) hours a day, seven (7) days a week, except in an emergency, and subject to Legal Requirements, the Rules and Regulations, the terms of this Lease, Force Majeure (hereinafter defined) and matters of record existing as of the date of this Lease. Tenant and its employees shall have access to the Building after normal business hours by means of a card reader access system.

(b)Subject to Section 3.2, and further subject to Section 11, Tenant shall have the right to access the Premises, at Tenant’s sole risk, beginning on the date two (2) months prior to the Estimated Delivery Date, as such date may be adjusted in accordance with Section 3.2 (the “Early Access Date”) for the commencement of Tenant’s Work, provided that Landlord and Tenant agree to coordinate such access so as not to materially interfere with the performance of the Landlord’s Work (as defined in Exhibit 4).  Tenant shall, prior to the first entry to the Premises pursuant to this Section 1.4(b), provide Landlord with certificates of insurance evidencing that the insurance required in Section 14 hereof is in full force and effect and covering any person or entity entering the Building.  Tenant shall defend, indemnify and hold the Landlord Parties (hereinafter defined) harmless from and against any and all Claims (hereinafter defined) for injury to persons or property resulting from or relating to Tenant’s access to and use of the Premises prior to the Term Commencement Date as provided under this Section 1.4(b).  Tenant shall coordinate any access to the Premises prior to the Term Commencement Date with Landlord’s property manager.

1.5No recording // Notice of Lease.  Neither party shall record this Lease.  Notwithstanding the foregoing, if the Initial Term plus any Extension Term(s) exceed in the aggregate seven (7) years, Landlord agrees to join in the execution, in recordable form, of a statutory notice of lease and/or written declaration in which shall be stated the Term Commencement Date, the number and length of the Extension Term(s) and the Expiration Date, and a description of Tenant’s other rights at the Property, which notice of lease may be recorded by Tenant with the Middlesex South Registry of Deeds and/or filed with the Middlesex South Registry District of the Land Court, as appropriate (alternatively and collectively, the “Registry”) at Tenant’s sole cost and expense.  If a notice of lease was previously recorded with the Registry, upon the expiration or earlier termination of this Lease, Landlord shall deliver to Tenant a notice of termination of Lease and Tenant shall promptly execute, acknowledge, and deliver the same (together with any other instrument(s) that may be necessary in order to record and/or file same with the Registry) to Landlord for Landlord’s execution and recordation with the Registry, which obligation shall survive the expiration or earlier termination of the Lease.

1.6Exclusions.  The following are expressly excluded from the Premises and reserved to Landlord:  all the perimeter walls of the Premises (except the inner surfaces thereof), the Common Areas, and any space in or adjacent to the Premises used for shafts, stacks, pipes, conduits, wires and appurtenant fixtures, fan rooms, ducts, electric or other utilities, sinks or other Building facilities, and the use of all of the foregoing, except as expressly permitted pursuant to Section 1.3(a) above.

1.7Acid Neutralization Tank.

(a)Tenant shall, as part of Tenant’s Work, have the right to install a separate acid neutralization tank (“Tenant’s Acid Neutralization Tank”) within the Premises for Tenant’s exclusive use in accordance with the provisions of this Lease, including, without limitation, Section 11 hereof.  Tenant shall have the right, throughout the Term of the Lease, as the same may be extended, to use Tenant’s Acid Neutralization Tank in accordance with Legal Requirements.  Tenant shall obtain, and maintain, all governmental permits and approvals necessary for the operation and maintenance of Tenant’s Acid Neutralization Tank.  Following the installation and commissioning of Tenant’s Acid Neutralization Tank, if applicable, Tenant shall be responsible for all costs, charges and expenses incurred from time to time in connection with or arising out of the operation, use, maintenance and repair of Tenant’s Acid Neutralization Tank, including all clean-up costs relating to Tenant’s Acid Neutralization Tank (collectively, “Tank Costs”), except, subject to Section 14.5, to the extent such costs are caused by the negligence or willful misconduct of any of the Landlord Parties.

(b)If Tenant elects to install Tenant’s Acid Neutralization Tank, Tenant shall be responsible for assuring that the maintenance and operation of Tenant’s Acid Neutralization Tank shall in no way damage any portion of the Building or Property.  Except for Landlord’s or

any Landlord Parties’ negligence or willful misconduct, and to the maximum extent permitted by Law, Tenant’s Acid Neutralization Tank and all appurtenances thereto shall be at the sole risk of Tenant, and Landlord shall have no liability to Tenant if Tenant’s Acid Neutralization Tank or any appurtenant installations are damaged for any reason following the installation of Tenant’s Acid Neutralization Tank.  Except for Landlord’s or any Landlord Parties’ negligence or willful misconduct, Tenant agrees to be responsible for any damage caused to the Building or Property in connection with the maintenance and operation of Tenant’s Acid Neutralization Tank. Except (subject to Section 14.5) with respect to Claims, to the extent caused by the negligence or willful misconduct of Landlord or any Landlord Parties, Tenant shall indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord) and hold the Landlord Parties, as hereinafter defined, harmless from and against any and all Claims (as hereinafter defined), including (i) diminution in value of the Premises or any portion thereof, (ii) damages for the loss of or restriction on use of rentable or usable space of the Premises, (iii) damages arising from any adverse impact on marketing of space in the Premises or any portion thereof, and (iv) sums paid in settlement of Claims that arise during or after the Term as a result of Tenant’s improper use of Tenant’s Acid Neutralization Tank in violation of applicable Legal Requirements.  This indemnification by Tenant includes costs actually incurred by Landlord: (1) in connection with any investigation required by any Governmental Authority of site conditions, (2) in connection with any investigation required by Landlord pursuant to which it is determined that Tenant has breached its obligations with respect to Tenant’s Acid Neutralization Tank, and (3) any clean-up, remediation, and/or removal of any Hazardous Materials and/or restoration of the Property required by any Governmental Authority caused by Tenant’s improper use of Tenant’s Acid Neutralization Tank.

(c)Tenant shall be responsible for the operation, cleanliness and maintenance of Tenant’s Acid Neutralization Tank and the appurtenances.  Tenant shall repair any damage caused by such removal, including the patching of any holes to match, as closely as possible, the color surrounding the area where Tenant’s Acid Neutralization Tank and appurtenances were attached.  Such maintenance and operation shall be performed in a manner to avoid any unreasonable interference with any other tenants or Landlord.  Landlord makes no warranties or representations to Tenant as to the suitability of the Premises for the installation and operation of Tenant’s Acid Neutralization Tank.  Tenant agrees to maintain Tenant’s Acid Neutralization Tank in good condition and repair.

(d)Landlord shall have no obligation to provide any services, including, without limitation, electric current, to Tenant’s Acid Neutralization Tank.

(e)Tenant’s Surrender Plan, as required pursuant to Section 21.2, shall include the decommissioning of Tenant’s Acid Neutralization Tank.

2.	RIGHTS RESERVED TO LANDLORD

2.1Additions and Alterations.  Landlord reserves the right, at any time and from time to time, to make such changes, alterations, additions, improvements, repairs or replacements in or to the Property (including the Premises but, with respect to the Premises, only for purposes of repairs, maintenance, replacements and the exercise of any other rights expressly reserved to Landlord herein) and the fixtures and equipment therein, as well as in or to the street entrances and/or the Common Areas, as it may deem necessary or desirable, provided, however, that there be no obstruction of permanent access to, or material interference with the use and enjoyment of, the Premises by Tenant. Subject to the foregoing, Landlord expressly reserves the right to temporarily close all, or any portion, of the Common Areas for the purpose of making repairs or changes thereto.

2.2Additions to the Property.

(a)Landlord may at any time or from time to time (i) construct additional building(s) and improvements and related site improvements (collectively, “Future Development”) in all or any part of the Property and/or (ii) change the location or arrangement of any improvement outside the Building in or on the Property or all or any part of the Common Areas, or add or deduct any land to or from the Property; provided that (x) there shall be no material increase in Tenant’s obligations or material interference with Tenant’s rights under this Lease and no material adverse effect on Tenant’s operations in the Premises, or any reduction in parking spaces in connection with the exercise of the foregoing reserved rights, and (y) Landlord agrees that in no event shall any Future Development include the addition of a second (2nd) floor immediately above the Premises without Tenant’s prior written consent, which may be withheld in Tenant’s sole discretion. Landlord shall coordinate any such work with Tenant so as to ensure that Tenant’s operations are not materially adversely impacted.

(b)In case any excavation shall be made for building or improvements or for any other purpose upon the land adjacent to or near the Premises, Tenant will afford without charge to Landlord, or the person or persons, firms or corporations causing or making such excavation, license to enter upon the Premises for the purpose of doing such work as Landlord or such person or persons, firms or corporation shall deem to be necessary to preserve the walls or structures of the Building from injury, and to protect the Building by proper securing of foundations, provided that such access and work shall not adversely affect Tenant’s normal operations in the Premises and shall be effected in coordination with Tenant’s confidentiality and security requirements, including any such requirements under Legal Requirements applicable to Tenant’s operations.

(c)Landlord, on behalf of itself and its successors and assigns, reserves the right to convert the Property, and all of the buildings now or hereafter located thereon, to the condominium form of ownership pursuant to Massachusetts General Laws Chapter 183A (the “Condominium”), so long as such Condominium does not, by more than a de minimis amount: (x) adversely affect Tenant’s rights under this Lease, or (y) increase Tenant’s obligations under this Lease. In the event of the conversion of the Property to the Condominium, Tenant will cooperate in the negotiation and execution of commercially reasonable documentation which confirms that the Premises will be described in the Master Deed of the Condominium (the “Master Deed”) as part or all of a unit in the Condominium (the “Unit”) and shall be subject to said Master Deed and also to an agreement which governs the rights and obligations of the owners of such units (the “Declaration of Trust”) (the Master Deed, the Declaration of Trust and any by-laws and rules or regulations promulgated thereunder are referred to collectively as the “Condominium Documents”).  Landlord and its successors and assigns shall be subject to the Condominium Documents. Tenant agrees that in connection with the creation of the Condominium, Tenant will cooperate in the negotiation and execution of commercially reasonable documentation which confirms that this Lease shall be subject and subordinate to the Condominium Documents and that

Tenant’s leasehold interest will be converted to a leasehold interest in all or a demised portion of an individual unit in the Condominium and an interest in common with others to use common areas of the Condominium that are ancillary to Tenant’s Premises under this Lease.  If Landlord subjects the Project and this Lease to a Condominium, either (x) the Condominium Documents for such Condominium shall include commercially reasonable nondisturbance and recognition requirements for the condominium association with respect to this Lease, or (y) the condominium association shall enter into a commercially reasonable nondisturbance and recognition agreement with Tenant contemporaneously with the creation of the Condominium, at no additional cost to Tenant wherein the condominium association will agree to recognize this Lease and the right of Tenant to use and occupy the Premises provided that there is then no Event of Default hereunder, and wherein Tenant shall agree to attorn to such condominium association as its Landlord and to perform and observe all of the tenant obligations hereunder, in the event the condominium association succeeds to the interest of Landlord hereunder.

(d)Landlord and Tenant each hereby acknowledges and agrees that, in connection with any Future Development, (i) Landlord shall have the right to enter into, and subject the Property to the terms and conditions of, a commercially reasonable reciprocal easement agreement with any one or more of the neighboring property owners in order to create a commercial campus-like setting (“REA”); (ii) upon Landlord’s request in connection with the recording of the REA, Tenant shall execute a commercially reasonable instrument in recordable form making this Lease subject and subordinate to the REA (at no additional cost to Tenant) and provided that there shall be no material increase in Tenant’s obligations or material interference with Tenant’s rights under this Lease and no material adverse effect on Tenant’s operations in the Premises, or any reduction in parking spaces in connection with the exercise of the foregoing reserved rights; (iii) Landlord shall have the right to subdivide the Property so long as Tenant continues to have all of the rights and obligations contained in this Lease (e.g., the appurtenant right to use all Common Areas); and (iv) Tenant shall execute such reasonable documents (which may be in recordable form) evidencing the foregoing promptly upon Landlord’s request and at no additional cost to Tenant.

2.3Name and Address of Building.  Landlord reserves the right at any time and from time to time to change the name or address of the Building and/or the Property, provided Landlord gives Tenant at least three (3) months’ prior written notice thereof.

2.4Landlord’s Access.  Subject to the terms hereof, Tenant shall (a) upon reasonable advance notice, which may be by email to Tenant’s designated representatives (except that only notice reasonable under the circumstances shall be required in emergency situations), permit Landlord and any holder of a Mortgage (hereinafter defined) (each such holder, a “Mortgagee”), and the agents, representatives, employees and contractors of each of them, to have reasonable access to the Premises during normal business hours (or, in coordination with Tenant, after business hours with respect to performing any repairs or other work that would interfere with Tenant’s normal business operations) for the purposes of inspection and exercising any right reserved to Landlord under this Lease, including making repairs, replacements or improvements in or to the Premises or the Building or equipment therein (including, without limitation, sanitary, electrical, heating, air conditioning or other systems), and complying with Legal Requirements; (b) permit Landlord and its agents and employees, at reasonable times, upon reasonable advance notice, to show the Premises during normal business hours (i.e. Monday – Friday 7 A.M. - 6 P.M.,

Saturday 7 A.M. – 12 P.M., excluding holidays) to any prospective Mortgagee or purchaser of the Building and/or the Property or of the interest of Landlord therein, and, during the last twelve (12) months of the Term, prospective tenants; and (c) upon reasonable prior written notice from Landlord, permit Landlord and its agents, at Landlord’s sole cost and expense, to perform environmental audits, environmental site investigations and environmental site assessments (“Site Assessments”) in, on, under and at the Premises and the Land, it being understood that Landlord shall repair any damage arising as a result of the Site Assessments, and such Site Assessments may include both above and below the ground testing and such other tests as may be necessary or appropriate to conduct the Site Assessments.  In addition, to the extent that it is necessary to enter the Premises in order to access any area that serves any portion of the Building outside the Premises, then Tenant shall, upon as much advance notice as is practical under the circumstances, and in any event at least twenty-four (24) hours’ prior written notice (except that only notice reasonable under the circumstances shall be required in emergency situations), permit contractors engaged by other occupants of the Building to pass through the Premises in order to access such areas but only if accompanied by a representative of Landlord.  Access by any individual permitted under this Section shall be accompanied by a representative of Tenant, provided that Tenant shall make available said representative upon reasonable advance notice from Landlord, and shall be subject to Tenant’s confidentiality and security requirements, including any such requirements under Legal Requirements applicable to Tenant’s operations  Such access and work shall not adversely affect Tenant’s normal operations in the Premises.

2.5Pipes, Ducts and Conduits.  Tenant shall permit Landlord to erect, use, maintain and relocate pipes, ducts and conduits in and through the Premises, provided the same do not reduce the usable area of the Premises or adversely affect the appearance or utility thereof, in either case by more than a de minimis amount.

2.6Minimize Interference.  Except in the event of an emergency, Landlord shall use commercially reasonable efforts to minimize any interference with Tenant’s business operations and use and occupancy of the Premises in connection with the exercise any of the foregoing rights under this Section 2.

3.	CONDITION OF PREMISES; CONSTRUCTION.

3.1Condition of Premises.  Tenant acknowledges and agrees that Tenant is leasing the Premises in their “AS IS,” “WHERE IS” condition and with all faults on the Term Commencement Date, without representations or warranties, express or implied, in fact or by law, of any kind, and without recourse to Landlord, except that Landlord shall perform Landlord’s Work in accordance with the provisions of this Section 3 and Exhibit 4.

3.2Landlord’s Work.

(a)Landlord shall perform Landlord’s Work in order to prepare the Premises for Tenant’s use and occupancy in accordance with Exhibit 4 attached hereto.  Landlord shall use diligent efforts to achieve Substantial Completion of Landlord’s Work by March 15, 2021 (the “Estimated Delivery Date”), provided that the Estimated Delivery Date shall be extended by one (1) day for each day of any delay due to Force Majeure, a Tenant Delay or a Permitting Delay (further provided that Landlord shall use commercially reasonable efforts to mitigate the impacts of any Force Majeure or Permitting Delay). If Substantial Completion (defined below) has not occurred on or before the Outside Rent Credit Date (defined below), then, as Tenant’s sole remedy, based upon any delay in Substantial Completion, Tenant shall be entitled to a rent credit against Tenant’s obligation to pay Base Rent equal to one (1) day for each of the first thirty (30) days between the Outside Rent Credit Date and Substantial Completion, and two (2) days for each day thereafter, until Substantial Completion occurs.  The “Outside Rent Credit Date” shall mean the date that is thirty (30) days after the Estimated Delivery Date, as such date may be extended pursuant to this Section 3.2(a). If Substantial Completion has not occurred on or before the Outside Termination Date, as hereinafter defined, then Tenant shall have the right to terminate the Lease, which shall be exercisable by a written thirty (30) day termination notice given on or after the Outside Termination Date but before the date that Substantial Completion occurs.  If Substantial Completion occurs on or before the thirtieth (30th) day after Landlord receives such termination notice, Tenant's termination notice shall be deemed to be void and of no force or effect.  If Substantial Completion does not occur on or before such thirtieth (30th) day, this Lease shall terminate and shall be of no further force or effect, and, except for provisions of the lease which are intended to survive termination of the Lease (e.g., indemnification provisions), neither party shall have any further obligation to the other party. For the purposes hereof, the “Outside Termination Date” shall be defined as six (6) months after the initial Estimated Delivery Date, plus one (1) day for each day of any delay in the occurrence of Substantial Completion due to Force Majeure, up to a maximum of sixty (60) days, and one (1) day for each day of any delay in the occurrence of Substantial Completion due to a Tenant Delay or a Permitting Delay (for the avoidance of doubt, if a given event could constitute both a Force Majeure event and a Permitting Delay, for the purposes of determining the Outside Termination Date such event shall only be treated as a Permitting Delay, such that no event shall be double-counted). Further, notwithstanding anything herein to the contrary, in the event of any Landlord Delays or Permitting Delays, the Rent Commencement Date shall be delayed by one (1) day for each day after the Estimated Delivery Date that Substantial Completion has not occurred owing to any such Landlord Delay(s) or Permitting Delay(s). Except for the foregoing, Tenant shall have no claim or rights against Landlord, and Landlord shall have no liability or obligation to Tenant in the event of delay in Landlord’s Work, and no delay in Landlord’s Work shall have any effect on the parties rights or obligations under this Lease.

(b)Definitions.

(i)“Tenant Delay” shall mean any act or omission by Tenant and/or Tenant’s agents, employees or contractors (collectively with Tenant, the “Tenant Parties”) which causes a delay in the commencement or performance of Landlord’s Work or the issuance of a certificate of occupancy for the Premises.  Notwithstanding the foregoing, except where a Tenant Delay arises from Tenant’s failure timely to act on or before a date or within a time period expressly set forth in this Lease (in which event no Tenant Delay Notice shall be required): (x) in no event shall any act or omission be deemed to be a Tenant Delay until and unless Landlord has given Tenant written notice (the “Tenant Delay Notice”) advising Tenant (a) that a Tenant Delay is occurring, and (b) of the basis on which Landlord has determined that a Tenant Delay is occurring, and (y) no period of time prior to the date that is three (3) business days after Tenant receives a Tenant Delay Notice shall be included in the period of time charged to Tenant pursuant to such Tenant Delay Notice.

(ii)“Landlord Delay” shall have the meaning set forth in Exhibit 4.

(iii)“Permitting Delay” shall have the meaning set forth in Exhibit 4.

(iv)“Substantially Complete” or “Substantial Completion,” when referring to Landlord’s Work shall mean that:  (1) Landlord’s Work is completed, other than Punchlist Items, (2) the Premises and those portions of the Common Areas of the Building which affect Tenant’s occupancy are in conformance with all applicable building codes, permits, laws and regulations, including without limitation, ADA, (3) all structural elements and subsystems of the Building, including but not limited to HVAC, mechanical, electrical, lighting, plumbing, and life safety systems, will be in good working condition and repair, and (4) Landlord has delivered to Tenant a certificate from Landlord’s architect stating that Landlord’s Work is substantially complete, subject only to the completion of the Punchlist Items (as hereinafter defined).  No costs incurred by Landlord in satisfying the definition of Substantial Completion shall be included in Operating Costs.  Notwithstanding anything to the contrary herein contained, in the event that Landlord’s Work is delayed by reason of any Tenant Delay, then Landlord shall be deemed to have achieved Substantial Completion of Landlord’s Work on the date that Landlord would have achieved Substantial Completion of Landlord’s Work, but for such Tenant Delay.

(c)Performance and Coordination of Landlord’s Work.  Subject to the provisions of this Lease, including without limitation Section 3.2, Section 11.4, and Exhibit 4, each party shall take necessary reasonable measures to the end that each party’s contractors shall cooperate in all ways with the other party’s contractors in such manner as may be reasonably requested to avoid any delay to the work being performed by each party’s contractors or conflict in any other way with the performance of each party’s work. Landlord shall respond, in writing, to any written requests from Tenant or Tenant’s architect for information within five (5) business days of Tenant’s receipt of such request to the extent such information is then available to Landlord, and otherwise reasonably promptly after Landlord’s receipt of such request.  Tenant acknowledges that, notwithstanding Tenant’s right to access the Premises prior to the Estimated Delivery Date in accordance with Section 1.4(b), Landlord may still be in the process of completing the Landlord’s Work, and that Landlord shall have priority access to the Premises during such period; provided that Landlord and Tenant shall cooperate in good faith to coordinate such access with Tenant’s Work in a manner that does not unreasonably impact or delay Landlord’s Work and Tenant’s Work during such period. Without limiting the generality of the foregoing, Tenant expressly acknowledges that the contractor engaged by Landlord to perform Landlord’s Work is a non-union contractor, and Tenant shall ensure that Tenant’s contractor will not cause any disruption or interference in the performance of Landlord’s Work by Landlord’s contractor as a result of said contractor’s non-union status.

(d)Punchlist.  Promptly following Substantial Completion of Landlord’s Work, Landlord shall provide Tenant with a punchlist prepared by Landlord’s architect (the “Punchlist”) incorporating those items jointly identified by Landlord and Tenant during their joint inspection of Landlord’s Work, of outstanding items (the “Punchlist Items”) which will not materially affect Tenant’s use of, or access to, the Premises for the purposes of commencing Tenant’s Work and which can be completed within 30 days.  Promptly after Substantial Completion of Landlord’s Work, Landlord and Tenant shall jointly inspect the Premises.  Subject to Force Majeure (as defined in Section 25.16) and Tenant Delays, Landlord shall complete all Punchlist Items within thirty (30) days of the date of the Punchlist (other than seasonal items, such as landscaping, requiring a longer period), provided that Tenant reasonably cooperates in connection with the completion of such Punchlist Items.

4.	USE OF PREMISES

4.1Permitted Uses.  During the Term, Tenant shall use the Premises only for the Permitted Uses and for no other purposes.  Service and utility areas (whether or not a part of the Premises) shall be used only for the particular purpose for which they are designed.  Tenant shall keep the Premises equipped with appropriate safety appliances to the extent required by applicable laws or insurance requirements as a result of Tenant’s particular manner of use and not required generally for a combination laboratory, research and development and office building.

4.2Prohibited Uses.

(a)Notwithstanding any other provision of this Lease, Tenant shall not use the Premises or the Building, or any part thereof, or suffer or permit the use or occupancy of the Premises or the Building or any part thereof by any of the Tenant Parties (i) in a manner which would violate any of the covenants, agreements, terms, provisions and conditions of this Lease or otherwise applicable to or binding upon the Premises; (ii) for any unlawful purposes or in any unlawful manner; (iii) which, in the reasonable judgment of Landlord (taking into account the use of the Building as a combination laboratory, cGMP manufacturing, research and development and office building and the Permitted Uses) shall (a) impair the appearance or reputation of the Building; (b) impair, interfere with or otherwise diminish the quality of any of the Building services or the proper and economic heating, cleaning, ventilating, air conditioning or other servicing of the Building or Premises, or the use or occupancy of any of the Common Areas; (c) constitute a nuisance or cause any injury or damage to any occupants of the Premises or other tenants or occupants of the Building or their property; or (d) cause harmful air emissions, laboratory odors or noises or any unusual or other objectionable odors, noises or emissions to emanate from the Premises; or (iv) in a manner which shall increase such insurance rates on the Building or on property located therein over that applicable when Tenant first took occupancy of the Premises hereunder.

(b)With respect to the use and occupancy of the Premises and the Common Areas, Tenant will not:  (i) place or maintain any signage (except as set forth in Section 12.2 below), trash, refuse or other articles in any vestibule or entry of the Premises, on the footwalks or corridors adjacent thereto or elsewhere on the exterior of the Premises, nor obstruct any driveway, corridor, footwalk, parking area, mall or any other Common Areas; (ii) permit undue accumulations of or burn garbage, trash, rubbish or other refuse within or without the Premises; (iii) permit the parking of vehicles so as to interfere with (x) the ability of others, entitled thereto, to park in the common parking areas, or (y) the use of any driveway, corridor, footwalk, parking area, or other Common Areas; (iv) conduct or permit to be conducted any auction, going out of business sale, bankruptcy sale (unless directed by court order), or other similar type sale in or connected with the Premises; (v) use the name of Landlord, or any of Landlord’s affiliates in any publicity, promotion, trailer, press release, advertising, printed, or display materials without Landlord’s prior written consent; or (vi) except in connection with Alterations (hereinafter defined) approved by Landlord, cause or permit any hole to be drilled or made in any part of the Building.

4.3Intentionally Omitted.

4.4MWRA Permit.  Tenant shall establish and maintain with respect to its use of wastewater facilities exclusively serving the Premises, an MWRA waste water discharge program administered by a licensed, qualified individual (which individual may be (i) a third party contractor/consultant approved by Landlord, which approval shall not be unreasonably withheld, or (ii) an employee of Tenant or Tenant’s affiliate) in accordance with the requirements of the Massachusetts Water Resources Authority (“MWRA”) and any other applicable governmental authority.  Tenant shall be solely responsible for all costs incurred in connection with such MWRA waste water discharge, and Tenant shall provide Landlord with such documentation as Landlord may reasonably require evidencing Tenant’s compliance with the requirements of (a) the MWRA and any other applicable governmental authority with respect to such chemical safety program and (b) this Section.  Tenant shall obtain and maintain during the Term (i) any permit required by the MWRA (“MWRA Permit”) and (ii) a wastewater treatment operator license from the Commonwealth of Massachusetts with respect to Tenant’s use of any acid neutralization tank exclusively serving the Premises in the Building.  Landlord shall cooperate with Tenant as needed (but at no cost to Landlord) to provide information and execute documents required to obtain the MWRA Permit. Tenant shall not introduce anything into the acid neutralization tank serving the Premises, if any (x) in violation of the terms of the MWRA Permit, (y) in violation of Legal Requirements or (z) that would interfere with the proper functioning of any such acid neutralization tank.

4.5Parking and Traffic Demand Management Plan.  The Property is subject to a Transportation Demand Management Program as a condition of a decision of the City of Framingham Planning Board dated April 30, 2018 and recorded at Book 71157, Page 432 of the Middlesex (South) Registry of Deeds, relevant portions of said decision being attached hereto as Exhibit 15 (the “TDM”).  Tenant agrees, at its sole expense, to comply with the requirements of the TDM, insofar as they apply to the Premises and/or Tenant’s use and occupancy thereof.  In the event that the TDM is ever modified, supplemented, amended or replaced (“TDM Modifications”), Tenant agrees, at its sole expense, to comply with the requirements of the TDM Modifications, insofar as they apply to the Premises and/or Tenant’s use and occupancy thereof.  Tenant shall, at Tenant’s sole expense, for so long as the TDM remains applicable to the Property, (a) to the extent required by the TDM, allow employees at the Premises to set-aside pre-tax funds as allowable under the Commuter Choice provision of the Federal tax code, and (b) reasonably cooperate with Landlord in (i) connection with Landlord’s reporting obligations under the TDM and any amendments thereto, and (ii) to the extent required by the TDM, encouraging employees to avoid vehicle trips at peak commuting hours and to seek alternate modes of transportation.  The costs incurred by Landlord in connection with compliance with the TDM (and expressly excluding any capital expenditures) shall be included in Operating Costs.

5.	RENT; ADDITIONAL RENT

5.1Base Rent; Additional Rent.  Commencing as of the Rent Commencement Date and continuing thereafter throughout the remainder of the Term, Tenant shall pay Base Rent to

Landlord in equal monthly installments, in advance and without demand on the first day of each month for and with respect to such month.  Unless otherwise expressly provided herein, the payment of Base Rent, Additional Rent and other charges reserved and covenanted to be paid under this Lease with respect to the Premises (collectively, “Rent”) shall commence on the Rent Commencement Date, and shall be prorated for any partial months.  Rent shall be payable to Landlord or, if Landlord shall so direct in writing, to Landlord’s agent or nominee, in lawful money of the United States which shall be legal tender for payment of all debts and dues, public and private, at the time of payment.

5.2Operating Costs.

(a)“Operating Costs” shall mean all costs incurred and expenditures of whatever nature made by Landlord in the operation, management, repair, replacement, maintenance and insurance (including, without limitation, environmental liability insurance and property insurance on Landlord-supplied leasehold improvements for tenants, but not property insurance on tenants’ equipment) of the Property or allocated to the Property, including without limitation all costs of labor (wages, salaries, fringe benefits, etc.) up to and including the Director of Property Management, however denominated (provided that any labor costs associated with the Director of Property Management shall be equitably distributed among each of the properties owned by Landlord or Landlord’s affiliates for which such position is responsible), any costs for utilities supplied to exterior areas and the Common Areas, and any costs for repair and replacements, cleaning and maintenance of exterior areas and the Common Areas, related equipment, facilities and appurtenances and HVAC equipment, security services, a management fee in the amount of four percent (4%) of gross Building revenues (increased, if applicable, in accordance with Section 5.2(g)), the costs, including, without limitation, a commercially reasonable rental factor, of Landlord’s management office for the Property, which management office may be located outside the Property and which may serve other properties in addition to the Property (in which event such costs shall be equitably allocated among the properties served by such office), the cost of any subsidy provided by Landlord for or with respect to any amenities in the Property available to all tenants of the Property (net of any income derived from the tenants’ use of such amenities), and the Annual Charge-Off (as hereinafter defined) with respect to a Permitted Capital Expenditure (as hereinafter defined).  Operating Costs shall not include Excluded Costs (hereinafter defined).

(b)Capital Expenditures. Permitted Capital Expenditures (as hereinafter defined) shall only be included in Operating Costs for each fiscal year during the Term to the extent of the Annual Charge-Off, as hereinafter defined, for such fiscal year with respect to such capital expenditure.  Operating Costs shall not include any Annual Charge-Off with respect to Excluded Costs, as hereinafter defined.  For the purposes hereof:

(i)“Annual Charge-Off” means the annual amount of principal and interest payments which would be required to repay a loan in equal monthly installments over the Useful Life, as defined below, of the capital item in question on a direct reduction basis at an annual interest rate equal to the Capital Interest Rate, as defined below, where the initial principal balance is the cost of the capital item in question, provided that with respect to Permitted Capital Expenditures that effect savings, in no event shall the Annual Charge Off exceed the annual savings realized.

(ii)“Useful Life” shall be reasonably determined by Landlord in accordance with generally accepted accounting principles and practices in effect at the time of acquisition of the capital item.

(iii)“Capital Interest Rate” shall be defined as an annual rate of either one percentage point over the AA bond rate (Standard & Poor’s corporate composite or, if unavailable, its equivalent) as reported in the financial press at the time the capital expenditure is made or, if the capital item is acquired through third-party financing, then the actual (including fluctuating) rate paid by Landlord in financing the acquisition of such capital item.

(c)“Excluded Costs” shall be defined as (i) any fixed or percentage ground rent payable to any ground lessor, or any mortgage charges (including interest, principal, points and fees); (ii) brokerage commissions; (iii) salaries of executives and owners not directly employed in the management/operation of the Property; (iv) the cost of work done by Landlord for a particular tenant; (v) the cost of items which, by generally accepted accounting principles, would be capitalized on the books of Landlord or are otherwise not properly chargeable against income, except to the extent such capital item is (A) required by any Legal Requirements, (B) reasonably projected to reduce Operating Costs (“Permitted Capital Expenditures”); (vi) the costs of Landlord’s Work and any contributions made by Landlord to any tenant of the Property in connection with the build-out of its premises; (vii) franchise or income taxes imposed on Landlord; (viii) costs paid directly by individual tenants to suppliers, including tenant electricity, telephone and other utility costs; (ix) increases in premiums for insurance when such increase is caused by the use of the Building by Landlord or any other tenant of the Building; (x) depreciation of the Building; (xi) costs relating to maintaining Landlord’s existence as a corporation, partnership or other entity; (xii) advertising and other fees and costs incurred in procuring tenants; (xiii) the cost of any items for which Landlord is reimbursed by insurance, condemnation awards, refund, rebate or otherwise, and any expenses for repairs or maintenance to the extent covered by warranties, guaranties and service contracts; and (xiv) costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Building management, or between Landlord and other tenants or occupants, (xv) Taxes, (xvi) any liabilities, costs or expenses associated with or incurred in connection with the removal, enclosure, encapsulation or other handling of Hazardous Materials and the cost of defending against claims in regard to the existence or release of Hazardous Materials at the Property; provided however, that with respect to the costs or expenses associated with or incurred in connection with the removal, enclosure, encapsulation or other handling of (a) any material or substance located in the Building on the date of this Lease and which, as of the date of this Lease, is not considered, as a matter of law, to be a Hazardous Substance, but which is subsequently determined to be a Hazardous Substance as a matter of law, and (b) any material or substance located in the Building after the date of this Lease and which, when placed in the Building, was not considered, as a matter of law, to be a Hazardous Substance, but which is subsequently determined to be a Hazardous Substance as a matter of law, the costs thereof may be included in Operating Costs, except to the extent that such cost is treated as a capital expenditure; (xvii) the cost of installing any specialty service, such as a cafeteria, conference center, child or daycare; (xviii) cost of any work or service performed on an extra cost basis for any tenant in the Building or the Land to a materially greater extent or in a materially more favorable manner than furnished generally to the tenants and other occupants; (xix) any cost representing an amount paid to a person, firm, corporation or other entity related to Landlord that is in excess of the amount which would have been paid in the absence of such relationship

(provided however, that this clause shall not apply to the management fee); (xx) lease payments for rental equipment (other than equipment for which depreciation is properly charged as an expense) that would constitute a capital expenditure if the equipment were purchased; (xxi) late fees or charges incurred by Landlord due to late payment of expenses, except to the extent attributable to Tenant’s actions or inactions; (xxii) charitable or political contributions; (xxiii) reserve funds; (xxiv) all other items for which another party compensates or pays so that Landlord shall not recover any item of cost more than once; (xxv) Landlord’s general overhead and any other expenses not directly attributable to the operation and management of the Building and the Land (e.g. the activities of Landlord’s officers and executives or professional development expenditures), except to the extent included in the management fee permitted hereby; (xxvi) costs and expenses incurred in connection with compliance with or contesting or settlement of any claimed violation of law or requirements of law which are in existence as of the Term Commencement Date, except to the extent attributable to Tenant’s actions or inactions; and (xxvii) costs of mitigation or impact fees or subsidies (however characterized), imposed or incurred prior to the date of the Lease or imposed or incurred solely as a result of another tenant’s or tenants’ use of the Land or their respective premises.

(d)Payment of Operating Costs.  Commencing as of the Rent Commencement Date and continuing thereafter throughout the remainder of the Term of the Lease, Tenant shall pay to Landlord, as Additional Rent, Tenant’s Share of Operating Costs.  Landlord may make a good faith estimate of Tenant’s Share of Operating Costs for any fiscal year or part thereof during the Term, and Tenant shall pay to Landlord, on the Rent Commencement Date and on the first (1st) day of each calendar month thereafter, an amount equal to Tenant’s Share of Operating Costs for such fiscal year and/or part thereof divided by the number of months therein.  Landlord may estimate and re-estimate Tenant’s Share of Operating Costs and deliver a copy of the estimate or re-estimate to Tenant.  Thereafter, the monthly installments of Tenant’s Share of Operating Costs shall be appropriately adjusted in accordance with the estimations so that, by the end of the fiscal year in question, Tenant shall have paid all of Tenant’s Share of Operating Costs as estimated by Landlord.  Any amounts paid based on such an estimate shall be subject to adjustment as herein provided when actual Operating Costs are available for each fiscal year.  As of the Execution Date, the Property’s fiscal year is January 1 – December 31.

(e)Annual Reconciliation.  Landlord shall, within one hundred twenty (120) days after the end of each fiscal year, deliver to Tenant a reasonably detailed statement in line item detail pursuant to GAAP or customary local real estate accounting practices consistently applied of the actual amount of Operating Costs for such fiscal year (“Year End Statement”).  Failure of Landlord to provide the Year End Statement within the time prescribed shall not relieve Tenant from its obligations hereunder unless such Year End Statement is not delivered within twenty-four (24) months after the end of the applicable fiscal year.  If the total of such monthly remittances on account of any fiscal year is greater than Tenant’s Share of Operating Costs actually incurred for such fiscal year, then, provided no Event of Default then exists, Tenant may credit the difference against the next installment of Rent due hereunder, except that if such difference is determined after the end of the Term, Landlord shall refund such difference to Tenant within thirty (30) days after such determination to the extent that such difference exceeds any amounts then due from Tenant to Landlord.  If the total of such remittances is less than Tenant’s Share of Operating Costs actually incurred for such fiscal year, Tenant shall pay the difference to Landlord, as Additional Rent hereunder, within thirty (30) days of Tenant’s receipt of an invoice therefor.  Landlord’s estimate of Operating Costs for the next fiscal year shall be based upon the Operating Costs actually incurred for the prior fiscal year as reflected in the Year-End Statement plus a reasonable adjustment based upon estimated increases in Operating Costs.  The provisions of this Section 5.2(e) shall survive the expiration or earlier termination of this Lease.

(f)Part Years.  If the Term Commencement Date or the Expiration Date occurs in the middle of a calendar year, Tenant shall be liable for only that portion of the Operating Costs with respect to such calendar year within the Term.

(g)Gross-Up.  If, during any fiscal year, less than 95% of the Building is occupied by tenants or if Landlord was not supplying all tenants with the services being supplied to Tenant hereunder, actual Operating Costs incurred shall be reasonably extrapolated by Landlord on an item-by-item basis to the reasonable Operating Costs that would have been incurred if the Building was 95% occupied and such services were being supplied to all tenants, and such extrapolated Operating Costs shall, for all purposes hereof, be deemed to be the Operating Costs for such fiscal year.  This “gross up” treatment shall be applied only with respect to Operating Costs that vary based on the occupancy of the Property or if Landlord is providing services to less than all of the tenants in order to allocate equitably such variable Operating Costs to the tenants receiving the benefits thereof.

(h)Audit Right.  Provided there is no Event of Default, Tenant may, upon prior written notice, inspect or audit Landlord’s records relating to Operating Costs for any periods of time within the previous fiscal year before the audit or inspection.  However, no audit or inspection shall extend to periods of time before the Rent Commencement Date.  If Tenant fails to object to the calculation of Tenant’s Share of Operating Costs on the Year-End Statement within one hundred fifty (150) days after such statement has been delivered to Tenant and/or fails to complete any such audit or inspection within ninety (90) days after receipt of the applicable books and records for the Year End Statement, then Tenant shall be deemed to have waived its right to object to the calculation of Tenant’s Share of Operating Costs for the year in question and the calculation thereof as set forth on such statement shall be final.  Tenant’s audit or inspection shall be conducted only at the offices of Landlord’s property manager during business hours reasonably designated by Landlord.  Tenant may not conduct an inspection or have an audit performed more than once during any fiscal year.  If, after such inspection or audit has been performed, it is finally determined or mutually agreed that there has been an underpayment by Tenant, then Tenant shall pay to Landlord, as Additional Rent hereunder, any underpayment of any such costs, as the case may be, within thirty (30) days after receipt of an invoice therefor.  In the event the Landlord disagrees in good faith with the results of the audit, Landlord shall notify Tenant within fifteen (15) days of the audit, and Landlord and Tenant shall mutually select a neutral third party to evaluate the charges for Tenant’s Share of Operating Costs, and the results of such third party’s evaluation shall bind Landlord and Tenant and shall be final. Costs charged by any such third party shall be shared equally by Landlord and Tenant, except as provided below.  If, after such inspection or audit has been performed, it is finally determined or mutually agreed that that there has been overpayment by Tenant, then Landlord shall credit such overpayment against the next installment(s) of Base Rent thereafter payable by Tenant, except that if such overpayment is determined after the termination or expiration of the Term, Landlord shall promptly refund to Tenant the amount of such overpayment less any amounts then due from Tenant to Landlord.  Tenant shall maintain the results of any such audit or inspection confidential and shall not be permitted to use any third party to perform such audit or inspection, other than Tenant’s employees or an independent firm of certified public accountants or qualified real estate consultant having at least ten (10) years’ relevant experience in the review of commercial real estate operating expenses and real estate tax statements (A) reasonably acceptable to Landlord, (B) which is not compensated on a contingency fee basis or in any other manner which is dependent upon the results of such audit or inspection, and (C) which executes Landlord’s standard confidentiality agreement whereby it shall agree to maintain the results of such audit or inspection confidential.  All expenses of such audit shall be borne by Tenant unless such audit shall disclose an overstatement of Tenant’s share of Operating Costs of five percent (5%) or more, in which case all reasonable expenses of such audit and the costs of any third party auditor shall be borne by Landlord.  The provisions of this Section 5.2(h) shall survive the expiration or earlier termination of this Lease.

5.3Taxes.

(a)“Taxes” shall mean the real estate taxes and other taxes, levies and assessments imposed by any governmental authority upon the Building and the Land, and upon any personal property of Landlord used in the operation thereof, or on Landlord’s interest therein or such personal property; charges, fees and assessments for transit, housing, police, fire or other services or purported benefits to the Building and the Land (including without limitation any community preservation assessments); service or user payments in lieu of taxes; and any and all other taxes, levies, betterments, assessments and charges arising from the ownership, leasing, operation, use or occupancy of the Building and the Land or based upon rentals derived therefrom, which are or shall be imposed by federal, state, county, municipal or other governmental authorities.  The amount of special taxes or special assessments to be included shall be limited to the amount of the installment (plus any interest other than penalty interest payable thereon) of such special tax or special assessment required to be paid during the year in respect of which such taxes are being determined. Taxes shall not include any inheritance, estate, succession, gift, transfer, franchise, rental, income or profit tax, capital stock tax, capital levy or excise, or any income taxes arising out of or related to the ownership and operation of the Building and the Land or any tax penalties or late fees, due to the fault of Landlord or to the failure of Landlord to make timely payments of such taxes as and when due, provided, however, that any of the same and any other tax, excise, fee, levy, charge or assessment, however described, that may in the future be levied or assessed as a substitute for or an addition to, in whole or in part, any tax, levy or assessment which would otherwise constitute Taxes, whether or not now customary or in the contemplation of the parties on the Execution Date of this Lease, shall constitute Taxes, but only to the extent calculated as if the Building and the Land were the only real estate owned by Landlord. “Taxes” shall also include reasonable expenses (including without limitation legal and consultant fees) of tax abatement or other proceedings contesting assessments or levies. From and after substantial completion of any occupiable improvements constructed as part of a Future Development, if such improvements are not separately assessed, Landlord shall reasonably allocate Taxes between the Building and such improvements and the land area associated with the same.

(b)“Tax Period” shall be any fiscal/tax period in respect of which Taxes are due and payable to the appropriate governmental taxing authority (i.e., as mandated by the governmental taxing authority), any portion of which period occurs during the Term of this Lease.

(c)Payment of Taxes.  Commencing as of the Rent Commencement Date and continuing thereafter throughout the remainder of the Term of the Lease, Tenant shall pay to Landlord, as Additional Rent, Tenant’s Share of Taxes.  Landlord may make a good faith estimate of the Taxes to be due by Tenant for any Tax Period or part thereof during the Term, and Tenant shall pay to Landlord, on the Rent Commencement Date and on the first (1st) day of each calendar month thereafter, an amount equal to Tenant’s Share of Taxes for such Tax Period or part thereof divided by the number of months therein. Landlord may estimate and re-estimate Tenant’s Share of Taxes and deliver a copy of the estimate or re-estimate to Tenant.  Thereafter, the monthly installments of Tenant’s Share of Taxes shall be appropriately adjusted in accordance with the estimations so that, by the end of the Tax Period in question, Tenant shall have paid all of Tenant’s Share of Taxes as estimated by Landlord.  Any amounts paid based on such an estimate shall be subject to adjustment as herein provided when actual Taxes are available for each Tax Period.  If the total of such monthly remittances is greater than Tenant’s Share of Taxes actually due for such Tax Period, then, provided no Event of Default then exists, Tenant may credit the difference against the next installment of Rent due hereunder, except that if such difference is determined after the end of the Term, Landlord shall refund such difference to Tenant within thirty (30) days after such determination to the extent that such difference exceeds any amounts then due from Tenant to Landlord.  If the total of such remittances is less than Tenant’s Share of Taxes actually due for such Tax Period, Tenant shall pay the difference to Landlord, as Additional Rent hereunder, within ten (10) days of Tenant’s receipt of an invoice therefor.  Landlord’s estimate for the next Tax Period shall be based upon actual Taxes for the prior Tax Period plus a reasonable adjustment based upon estimated increases in Taxes.  The provisions of this Section 5.3(c) shall survive the expiration or earlier termination of this Lease.

(d)Effect of Abatements.  Appropriate credit against Taxes shall be given for any refund obtained by reason of a reduction in any Taxes by the assessors or the administrative, judicial or other governmental agency responsible therefor after deduction of Landlord’s expenditures for reasonable legal fees and for other reasonable expenses incurred in obtaining the Tax refund.

(e)Part Years. If the Term Commencement Date or the Expiration Date occurs in the middle of a Tax Period, Tenant shall be liable for only that portion of the Taxes, as the case may be, with respect to such Tax Period within the Term.

5.4Late Payments.

(a)Any payment of Rent due hereunder not paid when due shall bear interest for each month or fraction thereof from the due date until paid in full at the annual rate of twelve percent (12%), or at any applicable lesser maximum legally permissible rate for debts of this nature (the “Default Rate”).  Notwithstanding the foregoing, Landlord shall not charge such interest with respect to the first late payment in any twelve (12) month period so long as received by Landlord within five (5) business days after the due date therefor.

(b)Additionally, if Tenant fails to make any payment of Rent within five (5) days after the due date therefor, Landlord may charge Tenant a fee, which shall constitute liquidated damages, equal to three percent (3%) of any such late payment. Landlord shall not charge such fee with respect to the first late payment in any twelve (12) month period so long as received by Landlord within five (5) business days after the due date therefor.

(c)For each Tenant payment check to Landlord that is returned by a bank for any reason, Tenant shall pay a returned check charge equal to the amount as shall be customarily charged by Landlord’s bank at the time.

(d)Money paid by Tenant to Landlord shall be applied to Tenant’s account in the following order: first, to any unpaid Additional Rent, including without limitation late charges, returned check charges, legal fees and/or court costs chargeable to Tenant hereunder; and then to unpaid Base Rent.

(e)The parties agree that the late charge referenced in Section 5.4(b) represents a fair and reasonable estimate of the costs that Landlord will incur by reason of any late payment by Tenant, and the payment of late charges and interest are distinct and separate in that the payment of interest is to compensate Landlord for the use of Landlord’s money by Tenant, while the payment of late charges is to compensate Landlord for Landlord’s processing, administrative and other costs incurred by Landlord as a result of Tenant’s delinquent payments.  Acceptance of a late charge or interest shall not constitute a waiver of Tenant’s default with respect to the overdue amount or prevent Landlord from exercising any of the other rights and remedies available to Landlord under this Lease or at law or in equity now or hereafter in effect.

5.5No Offset; Independent Covenants; Waiver.  Rent shall be paid without notice or demand, and without setoff, counterclaim, defense, abatement, suspension, deferment, reduction or deduction, except as expressly provided herein.  TENANT WAIVES ALL RIGHTS (I) TO ANY ABATEMENT, SUSPENSION, DEFERMENT, REDUCTION OR DEDUCTION OF OR FROM RENT, AND (II) TO QUIT, TERMINATE OR SURRENDER THIS LEASE OR THE PREMISES OR ANY PART THEREOF, EXCEPT AS EXPRESSLY PROVIDED HEREIN.  TENANT HEREBY ACKNOWLEDGES AND AGREES THAT THE OBLIGATIONS OF TENANT HEREUNDER SHALL BE SEPARATE AND INDEPENDENT COVENANTS AND AGREEMENTS, THAT RENT SHALL CONTINUE TO BE PAYABLE IN ALL EVENTS AND THAT THE OBLIGATIONS OF TENANT HEREUNDER SHALL CONTINUE UNAFFECTED, UNLESS THE REQUIREMENT TO PAY OR PERFORM THE SAME SHALL HAVE BEEN TERMINATED OR ABATED PURSUANT TO AN EXPRESS PROVISION OF THIS LEASE.  LANDLORD AND TENANT EACH ACKNOWLEDGES AND AGREES THAT THE INDEPENDENT NATURE OF THE OBLIGATIONS OF TENANT HEREUNDER REPRESENTS FAIR, REASONABLE, AND ACCEPTED COMMERCIAL PRACTICE WITH RESPECT TO THE TYPE OF PROPERTY SUBJECT TO THIS LEASE, AND THAT THIS AGREEMENT IS THE PRODUCT OF FREE AND INFORMED NEGOTIATION DURING WHICH BOTH LANDLORD AND TENANT WERE REPRESENTED BY COUNSEL SKILLED IN NEGOTIATING AND DRAFTING COMMERCIAL LEASES IN MASSACHUSETTS, AND THAT THE ACKNOWLEDGEMENTS AND AGREEMENTS CONTAINED HEREIN ARE MADE WITH FULL KNOWLEDGE OF THE HOLDING IN WESSON V. LEONE ENTERPRISES, INC., 437 MASS. 708 (2002).  SUCH ACKNOWLEDGEMENTS,

AGREEMENTS AND WAIVERS BY TENANT ARE A MATERIAL INDUCEMENT TO LANDLORD ENTERING INTO THIS LEASE.

5.6Survival.  Any obligations under this Section 5 which shall not have been paid at the expiration or earlier termination of the Term shall survive such expiration or earlier termination and shall be paid when and as the amount of same shall be determined and be due.

6.	INTENTIONALLY OMITTED.
7.	LETTER OF CREDIT

7.1Amount.  Contemporaneously with the execution of this Lease, Tenant shall deliver to Landlord an irrevocable letter of credit (the “Letter of Credit”) that shall (a) be in the initial amount of $1,260,412.44; (b) be issued on the Approved Issuer’s form approved by Landlord; (c) name Landlord as its beneficiary; (d) be drawn on an FDIC insured financial institution reasonably satisfactory to Landlord (“Approved Issuer”) that both (x) has an office in the continental United States that will accept presentation of, and payment against, the Letter of Credit by either fax or overnight delivery, and (y) satisfies both the Minimum Rating Agency Threshold and the Minimum Capital Threshold (as those terms are defined below).  The “Minimum Rating Agency Threshold” shall mean that the issuing bank has outstanding unsecured, uninsured and unguaranteed senior long-term indebtedness that is then rated (without regard to qualification of such rating by symbols such as “+” or “-” or numerical notation) “Baa” or better by Moody’s Investors Service, Inc. and/or “BBB” or better by Standard & Poor’s Rating Services, or a comparable rating by a comparable national rating agency designated by Landlord in its discretion.  The “Minimum Capital Threshold” shall mean that the issuing bank has combined capital, surplus and undivided profits of not less than $10,000,000,000.  Notwithstanding the foregoing, Landlord hereby agrees that, as of the Execution Date, Silicon Valley Bank is an Approved Issuer.  The Letter of Credit (and any renewals or replacements thereof) shall be for a term of not less than one (1) year.  The Approved Issuer shall be required to give notice of its election not to renew such Letter of Credit for any additional period at least forty-five (45) days prior to the then applicable expiration date, and Tenant shall be required to deliver a substitute Letter of Credit satisfying the conditions hereof at least twenty (20) days prior to the expiration of the term of such Letter of Credit.  If the issuer of the Letter of Credit fails to satisfy either or both of the Minimum Rating Agency Threshold or the Minimum Capital Threshold, Tenant shall be required to deliver a substitute letter of credit from another issuer reasonably satisfactory to the Landlord and that satisfies both the Minimum Rating Agency Threshold and the Minimum Capital Threshold not later than thirty (30) days after Landlord notifies Tenant of such failure.  Tenant agrees that it shall from time to time, as necessary, whether as a result of a draw on the Letter of Credit by Landlord pursuant to the terms hereof or as a result of the expiration of the Letter of Credit then in effect, renew or replace the original and any subsequent Letter of Credit so that a Letter of Credit, in the amount required hereunder, is in effect until a date which is at least sixty (60) days after the Expiration Date.  If Tenant fails to furnish such renewal or replacement at least twenty (20) days prior to the stated expiration date of the Letter of Credit then held by Landlord, Landlord may draw upon such Letter of Credit and hold the proceeds thereof (and such proceeds need not be segregated) as a Security Deposit pursuant to the terms of this Article 7.  Any renewal or replacement of the original or any subsequent Letter of Credit shall meet the requirements for the original Letter of Credit as set forth above, except that such replacement or renewal shall be issued by an Approved Issuer.

7.2Application of Proceeds of Letter of Credit.  Upon an Event of Default, or if any proceeding shall be instituted by or against Tenant pursuant to any of the provisions of any Act of Congress or State law relating to bankruptcy, reorganizations, arrangements, compositions or other relief from creditors (and, in the case of any proceeding instituted against it, if Tenant shall fail to have such proceedings dismissed within thirty (30) days) or if Tenant is adjudged bankrupt or insolvent as a result of any such proceeding, Landlord at its sole option may draw down all or a part of the Letter of Credit.  The balance of any Letter of Credit cash proceeds shall be held in accordance with Section 7.5 below.  Should the entire Letter of Credit, or any portion thereof, be drawn down by Landlord, Tenant shall, upon the written demand of Landlord, deliver a replacement Letter of Credit in the amount drawn, and Tenant’s failure to do so within ten (10) days after receipt of such written demand shall constitute an additional Event of Default hereunder.  The application of all or any part of the cash proceeds of the Letter of Credit to any obligation or default of Tenant under this Lease shall not deprive Landlord of any other rights or remedies Landlord may have nor shall such application by Landlord constitute a waiver by Landlord.

7.3Transfer of Letter of Credit.  In the event that Landlord transfers its interest in the Premises, Tenant shall upon notice from and at no cost to Landlord, deliver to Landlord an amendment to the Letter of Credit or a replacement Letter of Credit naming Landlord’s successor as the beneficiary thereof. If Tenant fails to deliver such amendment or replacement within ten (10) days after written notice from Landlord, Landlord shall have the right to draw down the entire amount of the Letter of Credit and hold the proceeds thereof in accordance with Section 7.5 below.

7.4Cash Proceeds of Letter of Credit.  Landlord shall hold the balance of proceeds remaining after a draw on the Letter of Credit (each hereinafter referred to as the “Security Deposit”) as security for Tenant’s performance of all its Lease obligations; provided that within thirty (30) days after the delivery to Landlord of a replacement Letter of Credit that complies with the provisions of Section 7.1, above, Landlord shall refund to Tenant any amounts drawn hereunder (less any portion thereof which may have been utilized by Landlord to cure any default or applied to any actual damage suffered by Landlord).  After an Event of Default, Landlord may apply the Security Deposit, or any part thereof, to Landlord’s damages without prejudice to any other Landlord remedy.  Landlord has no obligation to pay interest on the Security Deposit and may co-mingle the Security Deposit with Landlord’s funds.  If Landlord conveys its interest under this Lease, the Security Deposit, or any part not applied previously, may be turned over to the grantee in which case Tenant shall look solely to the grantee for the proper application and return of the Security Deposit.

7.5Return of Security Deposit or Letter of Credit.  Should Tenant comply with all of such terms, covenants and conditions and promptly pay all sums payable by Tenant to Landlord hereunder, the Security Deposit and/or Letter of Credit or the remaining proceeds therefrom, as applicable, shall (less any portion thereof which may have been utilized by Landlord to cure any default or applied to any actual damage suffered by Landlord) be returned to Tenant within sixty (60) days after the end of the Term.

7.6Reduction in Letter of Credit.  Subject to the remaining terms of this Article 7, and provided that (x) there has been no monetary or material non-monetary Event of Default within the twelve (12) months prior to the applicable Reduction Date, and (y) there is no then-current Event of Default under the Lease as of the applicable Reduction Date (the “Reduction Conditions”), Tenant shall have the right to reduce the amount of the Security Deposit and/or Letter of Credit to the following amounts on the following dates: (i) $1,080,353.52 upon the issuance to Tenant of a full certificate of occupancy for the Premises by the City of Framingham Building Department; and (ii) $540,176.76 as of the first day of the third (3rd) Lease Year, provided that Tenant’s publicly traded parent entity has a market capitalization of at least Two and One Half Billion Dollars ($2,500,000,000) on such date, as evidenced by supporting documentation reasonably acceptable to Landlord (each, a “Reduction Date”). The reduction in the Security Deposit shall be accomplished as follows: Tenant shall request such reduction in a written notice to Landlord, and if the Reduction Conditions have been met, Landlord shall so notify Tenant, whereupon Tenant shall provide Landlord with a Substitute Letter of Credit in the reduced amount, or an amendment to the Letter of Credit reducing it to the reduced amount and if Tenant provides Landlord with a Substitute Letter of Credit, Landlord shall simultaneously return the existing Letter of Credit to Tenant together with a letter to the issuing bank authorizing its cancellation.  The Security Deposit, as it may be reduced in accordance with the foregoing, shall continue to be held by Landlord throughout the Term of the Lease.

8.	WAIVER OF SECURITY INTEREST IN TENANT’S PROPERTY.

Landlord hereby waives the right to obtain a lien, encumbrance or a security interest in Tenant’s Property (hereinafter defined).

9.	UTILITIES, LANDLORD’S SERVICES

9.1Electricity.  Landlord shall contract with the utility provider for electric service to the Property, including the Premises.  Commencing on the Term Commencement Date, Tenant shall pay all charges for electricity furnished to the Premises without mark-up and any equipment exclusively serving the Premises, as Additional Rent, as measured by a check meter, with such metering equipment to be installed by Landlord, at Landlord’s cost, prior to Tenant’s completion of Tenant’s Work.  At Tenant’s request, Landlord shall provide Tenant with reasonable back-up documentation regarding the total charges and the method of allocating the charges to Tenant.  Tenant shall, at Tenant’s sole cost and expense, maintain and keep in good order, condition and repair the metering equipment used to measure electricity furnished to the Premises and any equipment exclusively serving the same.

9.2Water.  Tenant shall pay all charges for water furnished to the Premises and/or any equipment exclusively serving the Premises as Additional Rent, based on separate check meters installed by Landlord at Landlord’s cost prior to Tenant’s completion of Tenant’s Work.  Tenant shall, at Tenant’s sole cost and expense, maintain and keep in good order, condition and repair the metering equipment used to measure water furnished to the Premises and any equipment exclusively serving the same.  Tenant shall pay to Landlord the full amount of any charges attributable to such meter based on Landlord’s reading of such check meter (without mark-up to Landlord), on or before the later to occur of the due date therefor or thirty (30) days following delivery of an invoice for such costs from Landlord.

9.3Gas.  Tenant shall pay all charges for gas furnished to the Premises and/or any equipment exclusively serving the Premises as Additional Rent, based on separate check meters installed by Landlord at Landlord’s cost prior to Tenant’s completion of Tenant’s Work.  Tenant shall, at Tenant’s sole cost and expense, maintain and keep in good order, condition and repair the metering equipment used to measure gas furnished to the Premises and any equipment exclusively serving the same.  Tenant shall pay to Landlord the full amount of any charges attributable to such meter based on Landlord’s reading of such check meter (without mark-up to Landlord), on or before the later to occur of the due date therefor or thirty (30) days following delivery of an invoice for such costs from Landlord.

9.4Other Utilities.  Subject to Landlord’s reasonable rules and regulations governing the same, Tenant shall obtain and pay, as and when due, for all other utilities and services consumed in and/or furnished to the Premises, together with all taxes, penalties, surcharges and maintenance charges pertaining thereto.

9.5Interruption or Curtailment of Utilities.  When necessary by reason of accident or emergency, or for repairs, alterations, replacements or improvements which in the reasonable judgment of Landlord are desirable or necessary to be made, Landlord reserves the right, upon no less than fifteen (15) days’ notice and at times mutually acceptable to Landlord and Tenant, except in the event of an emergency, to interrupt, curtail, or stop (i) the furnishing of hot and/or cold water, and (ii) the operation of the plumbing and electric systems.  Landlord shall exercise reasonable diligence to eliminate the cause of any such interruption, curtailment, stoppage or suspension, but, except as set forth in Section 10.7, there shall be no diminution or abatement of Rent or other compensation due from Landlord to Tenant hereunder, nor shall this Lease be affected or any of Tenant’s obligations hereunder reduced, and Landlord shall have no responsibility or liability for any such interruption, curtailment, stoppage, or suspension of services or systems.

9.6Landlord’s Services.  Landlord shall provide the services described in Exhibit 7 attached hereto and made a part hereof (“Landlord’s Services”).  All costs incurred in connection with the provision of Landlord’s Services shall be included in Operating Costs subject to, and in accordance with Section 5.2.

9.7[Intentionally Omitted].

10.	MAINTENANCE AND REPAIRS

10.1Maintenance and Repairs by Tenant.  Tenant shall keep neat and clean and free of insects, rodents, vermin and other pests and in good repair, order and condition (reasonable wear and tear and damage by Casualty excepted):  the Premises, including without limitation the entire interior of the Premises, all electronic, phone and data cabling and related equipment (other than building service equipment) that is installed by or for the exclusive benefit of the Tenant (whether located in the Premises or other portions of the Building), all fixtures, equipment and specialty lighting therein, any HVAC and humidification equipment exclusively serving the Premises, electrical equipment wiring, doors, non-structural walls, windows and floor coverings, and all laboratory specific systems and equipment that exclusively serve the Premises, including, without limitation, equipment critical to laboratory operations.  Without limiting the foregoing,

Tenant agrees that it shall maintain in the same repair, order, and condition as on the Term Commencement Date (reasonable wear and tear and damage by Casualty excepted) any equipment installed is the Premises or Building by or on behalf of Tenant (including as part of the Tenant Improvement Work), subject to Tenant’s right to remove and/or replace any such equipment from time to time during the Term.

10.2Maintenance and Repairs by Landlord.  Except as otherwise provided in Section 15, and subject to Tenant’s obligations in Section 10.1 above, Landlord shall maintain and keep in good repair, order and condition the Building foundation, the roof and roof membrane, Building structure (including foundation, exterior walls, and exterior windows), the common mechanical, plumbing, HVAC and fire/life safety systems serving the Building, the structural floor slabs and columns in good repair, order and condition.  In addition, Landlord shall operate and maintain the Common Areas in substantially the same manner as comparable combination office and laboratory facilities in the vicinity of the Premises.  All costs incurred by Landlord under this Section 10.2 shall be included in Operating Costs, subject to, and in accordance with Section 5.2.

10.3Accidents to Sanitary and Other Systems.  Tenant shall give to Landlord prompt notice of any fire or accident in the Premises or in the Building and of any damage to, or defective condition in, any part or appurtenance of the Building of which Tenant is aware, including, without limitation, sanitary, electrical, ventilation, heating and air conditioning or other systems located in, or passing through, the Premises.  Except as otherwise provided in Section 15, and subject to Tenant’s obligations in Section 10.1 above, such damage or defective condition shall be remedied by Landlord with reasonable diligence, but, subject to Section 14.5 below, if such damage or defective condition was caused by any of the Tenant Parties, the cost to remedy the same shall be paid by Tenant.

10.4Floor Load--Heavy Equipment.  Tenant shall not place a load upon any floor of the Premises exceeding the floor load per square foot of area which such floor was designed to carry and which is allowed by Legal Requirements. Landlord reserves the right, at the time it consents to a Tenant Alteration pursuant to Section 11.1, below, to reasonably prescribe the position of all safes, heavy machinery, heavy equipment, freight, bulky matter or fixtures (collectively, “Heavy Equipment”), which shall be placed so as to distribute the weight and in settings designed to minimize vibration, noise and annoyance. Tenant shall not move any Heavy Equipment into or out of the Building without giving Landlord prior written notice thereof and observing all of Landlord’s Rules and Regulations with respect to the same.  If such Heavy Equipment requires special handling, Tenant agrees to employ only persons holding a Master Rigger’s License to do said work, and that all work in connection therewith shall comply with Legal Requirements.  Any such moving shall be at the sole risk and hazard of Tenant and Tenant will defend, indemnify and save Landlord and Landlord’s agents (including without limitation its property manager), contractors and employees (collectively with Landlord, the “Landlord Parties”) harmless from and against any and all claims, damages, losses, penalties, costs, expenses and fees (including without limitation reasonable legal fees) (collectively, “Claims”) resulting directly or indirectly from such moving.  Proper placement of all Heavy Equipment in the Premises shall be Tenant’s responsibility.

10.5Premises Cleaning.  Tenant shall be responsible, at its sole cost and expense, for janitorial and trash removal services and other biohazard disposal services for the Premises,

including the laboratory areas thereof.  Such services shall be performed by licensed (where required by Legal Requirements), insured and qualified contractors approved in advance, in writing, by Landlord (which approval shall not be unreasonably withheld, delayed or conditioned) and on a sufficient basis to ensure that the Premises are at all times kept neat and clean.  Landlord shall provide a dumpster and/or compactor at the Building loading dock for Tenant’s disposal of non-hazardous and non-controlled substances.  All costs incurred by Landlord in connection with such dumpster and/or compactor shall be included in Operating Costs subject to, and in accordance with Section 5.2.

10.6Pest Control.  Tenant, at Tenant’s sole cost and expense, shall cause the Premises to be exterminated as necessary to keep the Premises free of insects, rodents, vermin and other pests and shall cause all portions of the Premises used for the storage, preparation, service or consumption of food or beverages to be cleaned daily, and to be treated against infestation by insects, rodents and other vermin and pests whenever there is evidence of any infestation.  Tenant shall not permit any person to enter the Premises for the purpose of providing such extermination services, unless such persons have been approved by Landlord.

10.7Service Interruptions.

(a)Abatement of Rent.  In the event that: (i) there shall be an interruption, curtailment or suspension of any service or failure to perform any obligation required to be provided or performed by Landlord pursuant to Sections 9 and/or 10 (and no reasonably equivalent alternative service or supply is provided by Landlord) that shall materially interfere with Tenant’s use and enjoyment of the Premises, or any portion thereof (any such event, a “Service Interruption”), and (ii) such Service Interruption shall continue for three (3) consecutive business days following receipt by Landlord of written notice (the “Service Interruption Notice”) from Tenant describing such Service Interruption (“Abatement Service Interruption Cure Period”), and (iii) such Service Interruption shall not have been caused by an act or omission of Tenant or Tenant’s agents, employees, or contractors (an event that satisfies the foregoing conditions (i)-(iii) being referred to hereinafter as a “Material Service Interruption”) then, Tenant, subject to the next following sentence, shall be entitled to an equitable abatement of Rent based on the nature and duration of the Material Service Interruption and the area of the Premises affected, for any and all days following the Material Service Interruption Cure Period that the Material Service Interruption is continuing and (y) Tenant does not use such affected areas of the Premises for a bona fide business purpose.  Any efforts by Tenant to respond or react to any Material Service Interruption, including, without limitation, any activities by Tenant to remove its personal property from the affected areas of the Premises, shall not constitute a use that precludes abatement pursuant to this Section 10.7(a).  The Abatement Service Interruption Cure Period shall be extended by reason of any delays in Landlord’s ability to cure the Service Interruption in question caused by Force Majeure, provided however, that in no event shall the Abatement Service Interruption Cure Period with respect to any Service Interruption be longer than fifteen (15) consecutive business days after Landlord receives the applicable Service Interruption Notice.

(b)The provisions of this Section 10.7 shall not apply in the event of a Service Interruption caused by Casualty or Taking (see Section 15 below).

(c)The provisions of this Section 10.7 set forth Tenant’s sole rights and remedies, both in law and in equity, in the event of any Service Interruption.

10.8Tenant’s Self-Help. If Landlord’s failure to perform any of its obligations set forth in Section 10.2 creates a condition which poses an imminent risk of serious damage or injury to persons or property, and if such failure or condition materially adversely affects Tenant’s ability to operate its business in the ordinary course in accordance with the terms of this Lease, then upon not less than forty-eight (48) hours prior written notice to Landlord (which notice may be via email) Tenant shall have the right to cure such condition or perform such obligation which Landlord failed to perform or cure, as the case may be, on Landlord’s behalf. In connection with any performance of Landlord’s obligations by Tenant hereunder (i) in no event shall any work or repairs performed by Tenant materially adversely affect the structure of the Building or any Building systems; (ii) the insurance and indemnity provisions of this Lease shall apply to Tenant’s performance of such work or repairs; (iii) Tenant shall perform all such work or repairs in accordance with all applicable Legal Requirements; (iv) Tenant shall retain to effect such work or repairs only reputable and qualified contractors and suppliers as are duly licensed; (v) Tenant shall effect such work or repairs in a good and workmanlike manner, consistent with the standards of the Building, using new or like new materials; and (vi) Tenant shall use diligent efforts to minimize any material interference or impact on the other tenants and occupants of the Building. Landlord shall reimburse Tenant for the amount of all reasonable costs actually incurred by Tenant in performing such obligation of Landlord within thirty (30) days following Landlord’s receipt of an invoice therefor from Tenant. In the event Landlord fails to reimburse such Tenant’s costs and expenses within thirty (30) days after delivery of a second Notice to Landlord, then Tenant may apply such amount as a credit against up to 25% of Tenant’s next payment(s) of Base Rent until Tenant is fully repaid.

11.	ALTERATIONS AND IMPROVEMENTS BY TENANT

11.1Landlord’s Consent Required.  Tenant shall not make any alterations, decorations, installations, removals, additions or improvements (collectively with Tenant’s Work, “Alterations”) in or to the Premises without Landlord’s prior written approval of the contractor(s) and, if applicable, written plans and specifications therefor, which approval shall not be unreasonably withheld, conditioned or delayed.  Landlord reserves the right to require that Tenant use Landlord’s preferred vendor(s) for any Alterations that involve roof penetrations, alarm tie-ins, sprinklers, fire alarm and other life safety equipment that connect to common Building systems.  Tenant shall not make any amendments or additions to plans and specifications approved by Landlord without Landlord’s prior written consent.  Landlord’s approval of non-structural Alterations shall not be unreasonably withheld, conditioned or delayed.  Notwithstanding the foregoing, Landlord may withhold its consent in its sole discretion (a) to any Alteration that would adversely affect the roof or the common building systems, and (b) to any Alteration affecting the Building structure.  Tenant shall be responsible for all elements of the design of Tenant’s plans (including, without limitation, compliance with Legal Requirements, functionality of design, the structural integrity of the design, the configuration of the Premises and the placement of Tenant’s furniture, appliances and equipment), and Landlord’s approval of Tenant’s plans shall in no event relieve Tenant of the responsibility for such design.  In seeking Landlord’s approval, Tenant shall provide Landlord, at least fourteen (14) business days in advance of any proposed construction, with plans, specifications, bid proposals, certified stamped engineering drawings and calculations by Tenant’s engineer of record or architect of record (including connections to the Building’s structural system, the Building’s mechanical, electrical and plumbing systems, modifications to the Building’s envelope, non-structural penetrations in slabs or walls, and modifications or tie-ins to life safety systems), requests for laydown areas and such other information concerning the nature of the Alterations as Landlord may reasonably request.  Landlord shall have no liability or responsibility for any claim, injury or damage alleged to have been caused by the particular materials (whether building standard or non-building standard), appliances or equipment selected by Tenant in connection with any work performed by or on behalf of Tenant.  Except as otherwise expressly set forth herein, all Alterations shall be done at Tenant’s sole cost and expense and at such times and in such manner as Landlord may from time to time reasonably designate.  If Tenant shall make any Alterations, other that Tenant’s Work, then, if Landlord, in Landlord’s reasonable judgment, determines that the Alterations require unusual expense to restore and/or redapt the Premises to usual use as a biotechnology office and research and development facility, Landlord may elect to require Tenant at the expiration or sooner termination of the Term to restore the Premises to substantially the same condition as existed immediately prior to the Alterations.  Landlord agrees that it will make such election with respect to any Alteration at the time that Landlord approves Tenant’s plans and specifications for an Alteration. Tenant shall provide Landlord with reproducible record drawings (in CAD format) of all Alterations within sixty (60) days after completion thereof.

11.2Permitted Alterations.  Notwithstanding anything to the contrary herein contained, Tenant shall have the right without obtaining the prior consent of Landlord, but upon prior notice to Landlord as provided below, to make Alterations to the Premises where:  (i) the same are within the interior of the Premises, and do not affect the exterior of the Building and do not adversely affect any of the Building’s systems or the ceiling of the Premises; (ii) the same do not affect the roof or any structural element of the Building, or the fire protection systems of the Building; (iii) the cost of any individual Alteration shall not exceed $500,000.00 in cost; (iv) Tenant shall comply with the provisions of this Lease, and if such work increases the cost of insurance or taxes, Tenant shall pay for any such increase in cost; and (v) Tenant gives Landlord at least thirty (30) days’ prior notice describing such work in reasonable detail, accompanied by copies of plans and specifications therefor (to the extent plans and specifications are typically prepared in accordance with such work (the “Permitted Alterations”).

11.3After-Hours.  Landlord and Tenant recognize that to the extent Tenant elects to perform some or all of the Alterations during times other than normal construction hours (i.e., Monday-Friday, 7:00 a.m. to 6:00 p.m., excluding holidays), Landlord may need to make arrangements to have supervisory personnel on site.  Accordingly, Landlord and Tenant agree as follows:  Tenant shall give Landlord at least two (2) business days’ prior written notice of any time outside of normal construction hours when Tenant intends to perform any Alterations (the “After-Hours Work”). Tenant shall reimburse Landlord, within thirty (30) days after demand therefor, for the reasonable out-of-pocket cost of Landlord’s supervisory personnel overseeing the After-Hours Work. In addition, if construction during normal construction hours unreasonably disturbs other tenants of the Building, in Landlord’s reasonable discretion, Landlord may require Tenant to stop the performance of Alterations during normal construction hours and to perform the same after hours, subject to the foregoing requirement to pay for the cost of Landlord’s supervisory personnel.

11.4Harmonious Relations.  Provided that Landlord agrees that Tenant shall not be required to use union labor for work at the Property, Tenant agrees that it will not, either directly or indirectly, use any contractors and/or materials if their use will create any labor dispute with other contractors and/or labor engaged by Tenant or Landlord or others in the construction, maintenance and/or operation of the Building, the Property or any part thereof.  In the event of any such dispute, upon Landlord’s request, Tenant shall cause all contractors, mechanics or laborers causing such difficulty to leave the Property immediately.

11.5Liens.  No Alterations shall be undertaken by Tenant until Tenant has made provision for written waiver of liens from all general contractors and major subcontractors providing work and services in excess of $50,000 for such Alteration.  Any mechanic’s lien filed against the Premises or the Building for work claimed to have been done for, or materials claimed to have been furnished to, Tenant shall be discharged by Tenant within ten (10) days thereafter, at Tenant’s expense by filing the bond required by law or otherwise.

11.6General Requirements.  Unless Landlord and Tenant otherwise agree in writing, Tenant shall (a) procure or cause others to procure on its behalf all necessary permits before undertaking any Alterations in the Premises (and provide copies thereof to Landlord); (b) perform all of such Alterations in a good and workmanlike manner, employing materials of good quality and in compliance with Landlord’s construction rules and regulations, all insurance requirements of this Lease, and Legal Requirements; and (c) defend, indemnify and hold the Landlord Parties harmless from and against any and all Claims occasioned by or growing out of such Alterations.

12.	SIGNAGE

12.1Restrictions.  Tenant shall have the right, at Tenant’s expense, to install Building standard signage identifying Tenant’s business at the entrance to the Premises, which signage shall be subject to Landlord’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).  Notwithstanding the foregoing, Tenant may elect to use a portion of the Landlord’s Contribution for purposes of installing such signage, as provided in Exhibit 4.  Subject to the foregoing, and subject to Section 12.2 below, Tenant shall not place or suffer to be placed or maintained on the exterior of the Premises, or any part of the interior visible from the exterior thereof, any sign, banner, advertising matter or any other thing of any kind (including, without limitation, any hand-lettered advertising), and shall not place or maintain any decoration, letter or advertising matter on the glass of any window or door of the Premises without first obtaining Landlord’s written approval. No signs may be put on or in any window or elsewhere if visible from the exterior of the Building.

12.2Exterior Signage.  Subject to the provisions of this Section 12.2, for so long as: (x) there is no Event of Default of Tenant, (y) the Lease is in full force and effect, and (z) Tenant, an Affiliated Entity and/or a Successor is then occupying at least fifty-one percent (51%) of the Premises (the “Signage Conditions”), then Tenant shall have the right to require Landlord to list, at Landlord’s initial cost and expense, Tenant’s name (“Tenant’s Monument Signage”) on the exterior monument sign serving the Property along New York Avenue.  Such monument sign shall be a common monument (i.e. other tenant(s) in the Building may have identification signage installed on such monument).  The right to the Tenant’s Monument Signage granted pursuant to this Section 12.2 is personal to Tenant, and may not be exercised by any occupant, subtenant, or other assignee of Tenant, other than an Affiliated Entity or Successor (the parties hereby agreeing that Tenant shall be responsible for the cost of any change in Tenant’s Monument Signage). The parties hereby agree that the maintenance and removal of such Tenant’s Monument Signage (including, without limitation, the repair and cleaning of the existing monument façade upon removal of Tenant’s Monument Signage) shall be performed at Landlord’s sole cost and expense, except that Tenant shall be responsible for the cost of any change in Tenant’s Monument Signage during the initial Term of the lease.

In addition to Tenant’s Monument Signage, provided that and for so long as Tenant satisfies the Signage Conditions, Tenant shall have the right to erect and maintain one (1) sign on the exterior of the Building at the entrance to the Premises (the “Exterior Signage”), provided (i) the Exterior Signage complies with the signage guidelines attached hereto as Exhibit 10 (the “Signage Guidelines”) and all Legal Requirements (and Tenant shall have obtained any necessary permits, which Landlord agrees to cooperate reasonably with Tenant, but at no cost to Landlord, in obtaining, prior to erecting the Exterior Signage), (ii) the location of the Exterior Signage shall be at the main entrance to the Premises, (iii) the materials, design, lighting and method of installation of the Exterior Signage, and any requested changes thereto, shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed, and (iv) Tenant shall at all times maintain the Exterior Signage in good order, condition and repair and shall remove the Exterior Signage at the expiration or earlier termination of the Term hereof or upon Landlord's written demand after the failure of Tenant to satisfy the Signage Conditions, and shall repair any damage to the Building caused by the Exterior Signage or the installation or removal thereof.  Tenant shall have the right, from time to time throughout the Term of this Lease, to replace its signage (if any) with signage which is equivalent to the signage being replaced, subject to all of the terms and conditions of this Section 12.2.

12.3Building Directory.

Landlord shall list Tenant within the directory in the Building lobby.  The initial listing shall be at Landlord’s cost and expense, and any changes to such directory listing shall be at Tenant’s cost and expense.  Tenant shall have the right, at Tenant’s cost and expense, to install a Building standard Tenant identification sign at the entrance to the Premises.

13.	ASSIGNMENT, MORTGAGING AND SUBLETTING

13.1Landlord’s Consent Required.  Tenant shall not mortgage or encumber this Lease or in whole or in part whether at one time or at intervals, operation of law or otherwise.  Except as expressly otherwise set forth herein, Tenant shall not, without Landlord’s prior written consent, assign, sublet, license or transfer this Lease or the Premises in whole or in part whether by changes in the ownership or direct or indirect control of Tenant, whether at one time or at intervals, by sale or transfer of stock, partnership or beneficial interests, operation of law or otherwise, or permit the occupancy of all or any portion of the Premises by any person or entity other than Tenant’s employees (each of the foregoing, a “Transfer”).  Any purported Transfer made without Landlord’s consent, if required hereunder, shall be void and confer no rights upon any third person, provided that if there is a Transfer, Landlord may collect rent from the transferee without waiving the prohibition against Transfers, accepting the transferee, or releasing Tenant from full performance under this Lease.  In the event of any Transfer in violation of this Section 13, Landlord shall have the right to terminate this Lease upon thirty (30) days’ written notice to Tenant given within sixty (60) days after receipt of written notice from Tenant to Landlord of any Transfer, or within one (1) year after Landlord first learns of the Transfer if no notice is given. No Transfer shall relieve Tenant of its primary obligation as party Tenant hereunder, nor shall it reduce or increase Landlord’s obligations under this Lease. Notwithstanding the foregoing, if during the Term Tenant’s stock is traded on a public exchange, the sale or transfer of such stock shall not be deemed a Transfer.

13.2Landlord’s Recapture Right.

Subject to Section 13.7 below, Tenant shall, prior to offering or advertising the Premises or any portion thereof for a Transfer, give a written notice (the “Transfer Notice”) to Landlord which: (i) states that Tenant desires to make a Transfer, (ii) identifies the affected portion of the Premises (the “Transfer Premises”), (iii) identifies the period of time (the “Transfer Period”) during which Tenant proposes to sublet the Transfer Premises, or indicates that Tenant proposes to assign its interest in this Lease, and (iv) offers to Landlord to (x) terminate this Lease with respect to the Transfer Premises, but only in the case of a proposed assignment of Tenant’s interest in this Lease or a subletting of all or a portion of the Premises for greater than five (5) years), or (y) terminate this Lease with respect to the Transfer Premises during the Transfer Period (i.e., the Term with respect to the Transfer Premises shall be terminated during the Transfer Period and Tenant’s rental obligations shall be proportionately reduced), after which this Lease shall be reinstated with respect to the Transfer Premises (but only in the case of a proposed sublease of all or a portion of the Premises for a period of less than or equal to five (5) years) (in either case, a “Recapture Offer”).  Landlord shall have fifteen (15) business days within which to respond to the Transfer Notice.

13.3Standard of Consent to Transfer.  If Landlord does not timely give written notice to Tenant accepting a Recapture Offer or declines to accept the same, then Landlord agrees that, subject to the provisions of this Section 13, Landlord shall not unreasonably withhold, condition or delay its consent to a Transfer on the applicable terms required to be contained in the Transfer Notice to an entity which will use the Premises for the Permitted Uses and, in Landlord’s reasonable opinion: (a) has a tangible net worth and other financial indicators sufficient to meet the Transferee’s obligations under the Transfer instrument in question; (b) has a business reputation compatible with the operation of a first-class combination laboratory, research, development and office building; and (c) the intended use of such entity does not violate any restrictive use provisions then in effect with respect to space in the Building.

13.4Listing Confers no Rights.  The listing of any name other than that of Tenant, whether on the doors of the Premises or on the Building directory, or otherwise, shall not operate to vest in any such other person, firm or corporation any right or interest in this Lease or in the Premises or be deemed to effect or evidence any consent of Landlord, it being expressly understood that any such listing is a privilege extended by Landlord revocable at will by written notice to Tenant.

13.5Profits In Connection with Transfers.  Except as for Permitted Transfers, Tenant shall, within thirty (30) days of receipt thereof, pay to Landlord fifty percent (50%) of any rent, sum or other consideration paid or given in connection with any Transfer, either initially or over time, after deducting reasonable actual out-of-pocket costs and expenses incurred with respect to such Transfer, including, without limitation, legal and brokerage expenses, unamortized improvements paid for by Tenant in connection therewith and the unamortized costs and expenses incurred by Tenant for the initial improvements in the Transfer Premises, in excess of Rent hereunder as if such amount were originally called for by the terms of this Lease as Additional Rent.

13.6Prohibited Transfers.  Notwithstanding any contrary provision of this Lease, Tenant shall have no right to make a Transfer unless on the date on which Tenant notifies Landlord of its intention to enter into a Transfer Tenant is not in default of any of its obligations under this Lease beyond applicable notice and cure periods.  Notwithstanding anything to the contrary contained herein, Tenant agrees that in no event shall Tenant make a Transfer to (a) any government agency; (b) any tenant, subtenant or occupant of other space in the Building at a time when Landlord has comparable space available to lease to such entity; or (c) any entity with whom Landlord is currently negotiating, or shall have negotiated in the six (6) months immediately preceding such proposed Transfer, for space in the Property.

13.7Exceptions to Requirement for Consent.  Notwithstanding anything to the contrary herein contained, Tenant shall have the right, without obtaining Landlord's consent and without giving Landlord a Transfer Notice, to (a) make a Transfer to an Affiliated Entity (hereinafter defined) so long as the transfer to such Affiliated Entity is for legitimate business purposes (and not for the purpose of avoiding the provisions of this Section 13), and (b) make a Transfer to a Successor or otherwise assign all of Tenant’s interest in and to the Lease to a Successor, provided that prior to or simultaneously with any assignment pursuant to this Section 13.7 (except as the result of a merger or other corporate reorganization of Tenant or Tenant’s parent or ultimate parent entity, whereby Tenant shall continue to be the originally named Tenant hereunder), such Affiliated Entity or Successor, as the case may be, and Tenant execute and deliver to Landlord an assignment and assumption agreement in form and substance reasonably acceptable to Landlord whereby such Affiliated Entity or Successor, as the case may be, shall agree to be independently bound by and upon all the covenants, agreements, terms, provisions and conditions set forth in the Lease on the part of Tenant to be performed, and whereby such Affiliated Entity or Successor, as the case may be, shall expressly agree that the provisions of this Article 13 shall, notwithstanding such Transfer, continue to be binding upon it with respect to all future Transfers. Additionally, Tenant shall have the right, without obtaining Landlord’s consent, to permit Affiliated Vendors (hereinafter defined) to occupy portions of the Premises from time to time during the Term, in each case on a temporary basis, without such occupancy constituting a Transfer hereunder (subject to the terms and conditions of this Lease, including without limitation Sections 4.1 and 4.2, above).  For the purposes hereof, an “Affiliated Entity” shall be defined as any entity which is controlled by, is under common control with, or which controls Tenant. For the purposes hereof, a “Successor” shall be defined as any entity (1) into or with which Tenant or Tenant’s parent or ultimate parent entity is merged; or (2) with which Tenant or Tenant’s parent or ultimate parent entity is consolidated; or (3) which acquires all or substantially all of the assets, stock or other ownership interests of Tenant or Tenant’s parent or ultimate parent entity; or (4) acquires Tenant or Tenant’s parent or ultimate parent entity via any other merger or other business combination, provided that the surviving entity shall have a net worth and other financial indicators sufficient to meet Tenant’s obligations hereunder. Except to the extent such Transfer is subject to confidentiality requirements (in which case such notice shall be given within ten (10) days after the Transfer), Tenant shall give Landlord at least ten (10) days’ prior written notice of any Permitted Transfer, such notice to include evidence, reasonably satisfactory to Landlord, that the conditions to the Permitted Transfer in question have been satisfied. Transfers to Affiliated Entities and to Successor which are permitted pursuant to this Section 13.7, are referred to collectively herein as “Permitted Transfers”, and such Affiliated Entities and Successors are referred to herein as “Permitted Transferees”. For the purposes hereof, an “Affiliated Vendor” shall be defined as a contractor, vendor or other service provider that is either engaged in a direct contractual relationship with Tenant or engaged in a direct contractual relationship with a contractor of Tenant .

14.	INSURANCE; INDEMNIFICATION; EXCULPATION

14.1Tenant’s Insurance.

(a)Tenant shall procure, pay for and keep in force throughout the Term (and for so long thereafter as Tenant remains in occupancy of the Premises) commercial general liability insurance insuring Tenant on an occurrence basis against all claims and demands for personal injury liability (including, without limitation, bodily injury, sickness, disease, and death) or damage to property which may be claimed to have occurred from and after the time any of the Tenant Parties shall first enter the Premises, of not less than One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) in the aggregate annually, and from time to time thereafter (provided that no change shall be required during the Initial Term) shall be not less than such higher amounts, if procurable, as may be reasonably required by Landlord based on comparable requirements of owners of comparable buildings in the area in which the Property is located. Tenant shall also carry umbrella liability coverage in an amount of no less than Ten Million Dollars ($10,000,000). Such policy shall also include contractual liability coverage covering Tenant’s liability assumed under this Lease, including without limitation Tenant’s indemnification obligations.  Such insurance policy(ies) shall name Landlord, Landlord’s managing agent and persons claiming by, through or under them, if any, as set out in a written notice to Tenant from time to time, as additional insureds.

(b)Tenant shall take out and maintain throughout the Term a policy of fire, vandalism, malicious mischief, extended coverage and so-called “all risk” coverage insurance in an amount equal to one hundred percent (100%) of the replacement cost insuring (i) all items or components of Alterations (collectively, the “Tenant-Insured Improvements”), and (ii) all of Tenant’s furniture, equipment, fixtures and property of every kind, nature and description related or arising out of Tenant’s leasehold estate hereunder, which may be in or upon the Premises or the Building, including without limitation Tenant’s Rooftop Equipment (collectively, “Tenant’s Property”).  The insurance required to be maintained by Tenant pursuant to this Section 14.1(b) (referred to herein as “Tenant Property Insurance”) shall insure the interests of both Landlord and Tenant as their respective interests may appear from time to time.

(c)Tenant shall take out and maintain a policy of business interruption insurance throughout the Term sufficient to cover at least twelve (12) months of Rent due hereunder and Tenant’s business losses during such 12-month period.

(d)During periods when any Tenant’s Work or Alterations are being performed, Tenant shall maintain, or cause to be maintained, so-called all risk or special cause of loss property insurance or its equivalent and/or builders risk insurance on 100% replacement cost coverage basis, including hard and soft costs coverages. Such insurance shall protect and insure Landlord, Landlord’s agents, Tenant and Tenant’s contractors, as their interests may appear, against loss or damage by fire, water damage, vandalism and malicious mischief, and such other risks as are customarily covered by so-called all risk or special cause of loss property / builders risk coverage or its equivalent.

(e)Tenant shall procure and maintain at its sole expense such additional insurance as may be necessary to comply with any Legal Requirements.

(f)Tenant shall cause all contractors and subcontractors to maintain during the performance of any Alterations the insurance described in Exhibit 9-2 attached hereto.

(g)The insurance required pursuant to Sections 14.1(a), (b), (c), (d) and (e) (collectively, “Tenant’s Insurance Policies”) shall be effected with insurers approved by Landlord, with a rating of not less than “A-XI” in the current Best’s Insurance Reports, and authorized to do business in the Commonwealth of Massachusetts under valid and enforceable policies.  Tenant’s Insurance Policies shall each provide that it shall not be canceled or modified without at least thirty (30) days’ prior written notice to each insured named therein, except for notice of cancellation due to non-payment of premium which shall be ten (10) days.  Tenant’s Insurance Policies may include deductibles in an amount no greater than the greater of $25,000 or commercially reasonable amounts.  On or before the date on which any of the Tenant Parties shall first enter the Premises and thereafter prior to the expiration date of each expiring policy, Tenant shall deliver to Landlord customary certificates evidencing the required coverages issued by the respective insurers together with evidence satisfactory to Landlord of the payment of all premiums for such policies.  In the event of any claim, Tenant shall deliver to Landlord complete copies of Tenant’s Insurance Policies.

14.2Indemnification.  Except to the extent caused by the negligence or willful misconduct of any of the Landlord Parties, Tenant shall defend, indemnify and save the Landlord Parties harmless from and against any and all Claims asserted by or on behalf of any person, firm, corporation or public authority arising from:

(a)Tenant’s breach of any covenant or obligation under this Lease;

(b)Any injury to or death of any person, or loss of or damage to property, sustained or occurring in, upon, or at the Premises;

(c)Any injury to or death of any person, or loss of or damage to property arising out of the use or occupancy of the Premises by or the negligence or willful misconduct of any of the Tenant Parties; and

(d)On account of or based upon any work or thing whatsoever done (other than by Landlord or any of the Landlord Parties) at the Premises during the Term and during the period of time, if any, prior to the Term Commencement Date that any of the Tenant Parties may have been given access to the Premises.

14.3Property of Tenant.  Tenant covenants and agrees that, to the maximum extent permitted by Legal Requirements, all of Tenant’s Property at the Premises shall be at the sole risk and hazard of Tenant, and that if the whole or any part thereof shall be damaged, destroyed, stolen or removed from any cause or reason whatsoever, no part of said damage or loss shall be charged to, or borne by, Landlord, except, subject to Section 14.5 hereof, to the extent such damage or loss is due to the negligence or willful misconduct of any of the Landlord Parties.

14.4Limitation of Landlord’s Liability for Damage or Injury.  Landlord shall not be liable for any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, air contaminants or emissions, electricity, electrical or electronic emanations or disturbance, water, rain or snow or leaks from any part of the Building or from the pipes, appliances, equipment or plumbing works or from the roof, street or sub-surface or from any other place or caused by dampness, vandalism, malicious mischief or by any other cause of whatever nature, except, subject to Section 14.5, to the extent caused by or due to the negligence or willful misconduct of any of the Landlord Parties, and then, where notice and an opportunity to cure are appropriate (i.e., where Tenant is aware of such condition sufficiently in advance of the occurrence of any such injury or damage resulting therefrom as would have enabled Landlord to prevent such damage or loss had Tenant notified Landlord of such condition) only after (i) notice to Landlord of the condition claimed to constitute negligence or willful misconduct, and (ii) the expiration of a reasonable time after such notice has been received by Landlord without Landlord having commenced to take all reasonable and practicable means to cure or correct such condition; and pending such cure or correction by Landlord, Tenant shall take all reasonably prudent temporary measures and safeguards to prevent any injury, loss or damage to persons or property. Notwithstanding the foregoing, in no event shall any of the Landlord Parties be liable for any damage or injury in connection with any latent defect in the Premises or in the Building, provided, however, that the foregoing shall not release Landlord from its obligations to perform maintenance or repairs pursuant to Section 10.2 of the Lease.

14.5Waiver of Subrogation; Mutual Release.  Landlord and Tenant each hereby waives on behalf of itself and its property insurers (none of which shall ever be assigned any such claim or be entitled thereto due to subrogation or otherwise) any and all rights of recovery, claim, action, or cause of action against the other and its agents, officers, servants, partners, shareholders, or employees (collectively, the “Related Parties”) for any loss or damage that may occur to or within the Premises or the Building or any improvements thereto, or any personal property of such party therein which is insured against under any Property Insurance (as defined in Section 14.7) policy actually being maintained by the waiving party from time to time, even if not required hereunder, or which would be insured against under the terms of any Property Insurance policy required to be carried or maintained by the waiving party hereunder, whether or not such insurance coverage is actually being maintained, including, in every instance, such loss or damage that may be caused by the negligence of the other party hereto and/or its Related Parties.  Landlord and Tenant each agrees to cause appropriate clauses to be included in its Property Insurance policies necessary to implement the foregoing provisions.

14.6Tenant’s Acts--Effect on Insurance.  Tenant shall not do or permit any Tenant Party to do any act or thing upon the Premises or elsewhere in the Building which will invalidate or be in conflict with any insurance policies covering the Building and the fixtures and property therein; and shall not do, or permit to be done, any act or thing upon the Premises which shall subject Landlord to any liability or responsibility for injury to any person or persons or to property by reason of any business or operation being carried on upon said Premises or for any other reason.  If by reason of the failure of Tenant to comply with the provisions hereof the insurance rate applicable to any policy of insurance shall at any time thereafter be higher than it otherwise would be, Tenant shall reimburse Landlord upon demand for that part of any insurance premiums which shall have been charged because of such failure by Tenant, together with interest at the Default Rate until paid in full, within ten (10) days after receipt of an invoice therefor. Landlord represents and warrants to Tenant that the use of the Premises for the Permitted Use will not invalidate or be in conflict with any insurance policies covering the Building or increase the premiums for such insurance policies.

14.7Landlord’s Insurance.  Landlord shall carry at all times during the Term of this Lease: (i) commercial general liability insurance with respect to the Building, the Land and the Common Areas thereof in an amount not less than Five Million Dollars ($5,000,000) combined single limit per occurrence, (ii) with respect to the Building, excluding Tenant-Insured Improvements and improvements made by other tenants or occupants, insurance against loss or damage caused by any peril covered under fire, extended coverage and all risk insurance with coverage against vandalism, malicious mischief and such other insurable hazards and contingencies as are from time to time normally insured against by owners of similar first class offices/research/laboratory buildings/campuses in the Market Area or which are required by Landlord’s mortgagee, in an amount equal to one hundred percent (100%) of the full replacement cost thereof above foundation walls (“Landlord Property Insurance”), and (iii) rent interruption insurance covering at least eighteen (18) months.  Any and all such insurance: (x) may be maintained under a blanket policy affecting other properties of Landlord and/or its affiliated business organizations, and (y) may be written with commercially reasonable deductibles as reasonably determined by Landlord.  The costs incurred by Landlord related to such insurance shall be included in Operating Costs subject to, and in accordance with Section 5.2.  Tenant Property Insurance and Landlord Property Insurance are referred to collectively herein as “Property Insurance”.

15.	CASUALTY; TAKING

15.1Damage.  If the Premises are damaged in whole or part because of fire or other casualty (“Casualty”), or if the Premises are subject to a taking in connection with the exercise of any power of eminent domain, condemnation, or purchase under threat or in lieu thereof (any of the foregoing, a “Taking”), then unless this Lease is terminated in accordance with Section 15.2 below, Landlord shall restore the Building and/or the Premises to substantially the same condition as existed immediately following completion of Landlord’s Work, or in the event of a partial Taking which affects the Building and the Premises, restore the remainder of the Building and the Premises not so Taken to substantially the same condition as is reasonably feasible.  Landlord shall, within sixty (60) days after any Casualty, provide an engineering estimate (the “Restoration Estimate”) from a reputable contractor or engineer, setting forth an estimate of the period of time (the “Restoration Period”) that it will take for Landlord to restore the Building and/or Premises, as aforesaid.  Subject to rights of Mortgagees, Tenant Delays, Legal Requirements then in existence and to delays for adjustment of insurance proceeds or Taking awards, as the case may be, and instances of Force Majeure, Landlord shall substantially complete such restoration within one (1) year after Landlord’s receipt of all required permits therefor with respect to substantial reconstruction of at least 50% of the Building, or, within one hundred eighty (180) days after Landlord’s receipt of all required permits therefor in the case of restoration of less than 50% of the Building.  Upon substantial completion of such restoration by Landlord, Tenant shall use diligent efforts to complete restoration of the Premises to substantially the same condition as existed immediately prior to such Casualty or Taking, as the case may be, as soon as reasonably possible.  Tenant agrees to cooperate with Landlord in such manner as Landlord may reasonably request to assist Landlord in collecting insurance proceeds due in connection with any Casualty which affects the Premises or the Building.  In no event shall Landlord be required to expend more than the Net (hereinafter defined) insurance proceeds Landlord receives for damage to the Premises and/or the Building or the Net Taking award attributable to the Premises and/or the Building.  “Net” means the insurance proceeds or Taking award actually paid to Landlord (and not paid over to a Mortgagee) less all costs and expenses, including adjusters and attorney’s fees, of obtaining the same.  In the Operating Year in which a Casualty occurs, there shall be included in Operating Costs Landlord’s deductible under its property insurance policy, but in no event more than $50,000.00.  Under no circumstances shall Landlord be required to repair any damage to, or make any repairs to or replacements of, any Tenant-Insured Improvements.

15.2Termination Rights.

(a)Landlord’s Termination Rights.  Landlord may terminate this Lease upon thirty (30) days’ prior written notice to Tenant if the estimated time to complete restoration exceeds one (1) year from the date on which Landlord receives all required permits for such restoration.

(b)Tenant’s Termination Right.  If (i) Landlord is so required but fails to complete restoration of the Premises within the time frames and subject to the conditions set forth in Section 15.1 above, or (ii) if the estimated Restoration Period, as set forth in the Restoration Estimate, exceeds two hundred seventy (270) days from the date of the Casualty, then in either case Tenant may terminate this Lease upon thirty (30) days’ written notice to Landlord; provided, however, that if Landlord completes such restoration within thirty (30) days after receipt of any such termination notice, such termination notice shall be null and void and this Lease shall continue in full force and effect.  The remedies set forth in this Section 15.2(b) and in Section 15.2(c) below are Tenant’s sole and exclusive rights and remedies based upon Landlord’s failure to complete the restoration of the Premises as set forth herein.

(c)Either Party May Terminate.  In the case of any Casualty or Taking affecting the Premises and occurring during the last twelve (12) months of the Term, then (i) if such Casualty or Taking results in more than twenty-five percent (25%) of the floor area of the Premises being unsuitable for the Permitted Uses, or (ii) the damage to the Premises will require more than thirty (30) days to restore, then either Landlord or Tenant shall have the option to terminate this Lease upon thirty (30) days’ written notice to the other.  In addition, if Landlord’s Mortgagee does not release sufficient insurance proceeds to cover the cost of Landlord’s restoration obligations, then Landlord shall (i) notify Tenant thereof, and (ii) have the right to terminate this Lease.  If Landlord does not terminate this Lease pursuant to the previous sentence and such notice by Landlord does not include an agreement by Landlord to pay for the difference between the cost of such restoration and such released insurance proceeds, then Tenant may terminate this Lease by written notice to Landlord on or before the date that is thirty (30) days after such notice.

(d)Automatic Termination.  In the case of a Taking of the entire Premises, then this Lease shall automatically terminate as of the date of possession by the Taking authority.

15.3Rent Abatement.  In the event of a Casualty affecting the Premises, there shall be an equitable adjustment of Base Rent, Operating Costs and Taxes based upon the degree to which Tenant’s ability to conduct its business in the Premises is impaired by reason of such Casualty from and after the date of a Casualty, and continuing until the following portions of the repair and restoration work to be performed by Landlord, as set forth above, are substantially completed: (i) any repair and restoration work to be performed by Landlord within the Premises, and (ii) repair and restoration work with respect to the Common Areas to the extent that damage to the Common Areas caused by such Casualty materially adversely affects Tenant’s use of, or access to, the Premises.

15.4Taking for Temporary Use.  If the Premises are Taken for temporary use, this Lease and Tenant’s obligations, including without limitation the payment of Rent, shall continue.  For purposes hereof, a “Taking for temporary use” shall mean a Taking of ninety (90) days or less.

15.5Disposition of Awards.  Except for any separate award for Tenant’s movable trade fixtures, relocation expenses, and unamortized leasehold improvements paid for by Tenant (provided that the same may not reduce Landlord’s award), and except for any award under Section 15.4 above to Tenant, all Taking awards to Landlord or Tenant shall be Landlord’s property without Tenant’s participation, and Tenant hereby assigns to Landlord Tenant’s interest, if any, in such award.  Tenant may pursue its own claim against the Taking authority.

16.	ESTOPPEL CERTIFICATE.

Each party shall at any time and from time to time upon not less than ten (10) days’ prior notice from the other party (the “Requesting Party”), execute, acknowledge and deliver to the Requesting Party a statement in writing certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), and the dates to which Rent has been paid in advance, if any, stating whether or not the Requesting Party is in default in performance of any covenant, agreement, term, provision or condition contained in this Lease and, if so, specifying each such default, and such other facts as the Requesting Party may reasonably request, it being intended that any such statement delivered pursuant hereto may be relied upon by the Requesting Party, any prospective purchaser of the Building or of any interest of Landlord therein, any Mortgagee or prospective Mortgagee thereof, any lessor or prospective lessor thereof, any lessee or prospective lessee thereof, any prospective assignee of any mortgage thereof, or any prospective transferee of Tenant’s interest in the Lease or the Premises, or any portion thereof.  Time is of the essence with respect to any such requested certificate, each party hereby acknowledging the importance of such certificates in mortgage financing arrangements, prospective sales and the like.

17.	HAZARDOUS MATERIALS

17.1Prohibition.

(a)Tenant shall not, without the prior written consent of Landlord, bring or permit to be brought or kept in or on the Premises or elsewhere in the Building or the Property (i) any inflammable, combustible or explosive fluid, material, chemical or substance (except for standard office supplies stored in proper containers); and (ii) any Hazardous Material (hereinafter defined), other than the types and quantities of Hazardous Materials which are initially listed on Exhibit 8 attached hereto and otherwise used by Tenant in the ordinary course of business in compliance with Environmental Laws and the requirements of this Lease (“Tenant’s Hazardous Materials”), provided that the same shall at all times be:

(i)brought upon, kept or used in Tenant’s Control Areas (as hereinafter defined);

(ii)in compliance with the Control Area Limitations, as hereinafter defined;

(iii)in accordance with all applicable Legal Requirements, including, without limitation, all applicable Environmental Laws (hereinafter defined); and

(iv)in accordance with prudent environmental practice and (with respect to medical waste and so-called “biohazard” materials) good scientific and medical practice.

(b)“Tenant’s Control Areas” consist of the entirety of the Prime Premises and the Storage Area.  The “Control Areas Limitations” are determined in accordance with the International Building Code (2018) (“IBC”), and are as follows:

(i)Prime Premises.  The parties acknowledge that the Prime Premises shall be deemed to consist of one (1) Control Area, as defined by the IBC, and Tenant shall not, in the Prime Premises, exceed the limitations which are imposed by the IBC on use and storage of Hazardous Materials for premises consisting of one Control Area located on the first (1st) floor of a building, and

(ii)Storage Area.  Tenant shall not, at any time, exceed in the Storage Area, ten percent (10%) of the solvent storage capacity permitted for a Control Area located on the ground floor of a building under the IBC.

(c)Tenant shall be responsible for assuring that all laboratory uses are adequately and properly vented.  On or before each anniversary of the Term Commencement Date, and on any earlier date during the 12-month period on which Tenant intends to add a new Hazardous Material or materially increase the quantity of any Hazardous Material to the list of Tenant’s Hazardous Materials, Tenant shall submit to Landlord an updated list of Tenant’s Hazardous Materials. Landlord shall have the right, from time to time, to inspect the Premises for compliance with the terms of this Section 17.1.  Notwithstanding the foregoing, with respect to any of Tenant’s Hazardous Materials which Tenant does not properly handle, store or dispose of in compliance with all applicable Environmental Laws (hereinafter defined), prudent environmental practice and (with respect to medical waste and so-called “biohazard materials”) good scientific and medical practice, Tenant shall, upon written notice from Landlord, no longer have the right to bring such material into the Building or the Property until Tenant has demonstrated, to Landlord’s reasonable satisfaction, that Tenant has implemented programs to thereafter properly handle, store or dispose of such material.  In order to induce Landlord to waive its otherwise applicable requirement that Tenant maintain insurance in favor of Landlord against liability arising from the presence of radioactive materials in the Premises, and without limiting the foregoing, Tenant hereby represents and warrants to Landlord that at no time during the Term will Tenant bring upon, or permit to be brought upon, the Premises any radioactive materials whatsoever.

17.2Environmental Laws.  For purposes hereof, “Environmental Laws” shall mean all laws, statutes, ordinances, rules and regulations of any local, state or federal governmental authority having jurisdiction concerning environmental, health and safety matters, including but not limited to any discharge by any of the Tenant Parties into the air, surface water, sewers, soil or groundwater whether within or outside the Premises, including, without limitation (a) the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., (b) the Federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., (c) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., (d) the Toxic Substances Control Act of 1976, 15 U.S.C. Section 2601 et seq., and (e) Chapter 21E of the General Laws of Massachusetts.  Tenant, at its sole cost and expense, shall comply with (i) Environmental Laws, and (ii) any rules, requirements and safety procedures of the Massachusetts Department of Environmental Protection, the City of Framingham and any insurer of the Building or the Premises with respect to Tenant’s use, storage and disposal of any Hazardous Materials (as hereinafter defined).

17.3Hazardous Material Defined.  As used herein, the term “Hazardous Material” means asbestos, oil or any hazardous, radioactive or toxic substance, material or waste or petroleum derivative which is or becomes regulated by any Environmental Law, including without limitation live organisms, viruses and fungi, medical waste and any so-called “biohazard” materials.  The term “Hazardous Material” includes, without limitation, oil and/or any material or substance which is (i) designated as a “hazardous substance,” “hazardous material,” “oil,” “hazardous waste” or toxic substance under any Environmental Law.

17.4Chemical Safety Program.  Tenant shall establish and maintain a chemical safety program administered by a licensed, qualified individual in accordance with the requirements of any applicable governmental authority.  Tenant shall be solely responsible for all costs incurred in connection with such chemical safety program, and Tenant shall provide Landlord with such non-confidential documentation as Landlord may reasonably require evidencing Tenant’s compliance with the requirements of (a) any applicable governmental authority with respect to such chemical safety program and (b) this Section.  Tenant shall obtain and maintain during the Term any permit required by any such applicable governmental authority.

17.5Testing.  If any Mortgagee or governmental authority requires testing to determine whether there has been any release of Hazardous Materials and such testing demonstrates a failure of Tenant to comply with the requirements of this Lease, then Tenant shall reimburse Landlord upon demand, as Additional Rent, for the reasonable out of pocket costs thereof within thirty (30)

days.  Tenant shall execute a reasonable form of affidavits, certifications and the like, as may be reasonably requested by Landlord from time to time concerning Tenant’s best knowledge and belief concerning the presence of Hazardous Materials in or on the Premises, the Building or the Property.  In addition to the foregoing, if Landlord reasonably believes that any Hazardous Materials have been released on the Premises in violation of this Lease or any Legal Requirement, Landlord shall have the right to conduct appropriate tests of the Premises or any portion thereof to demonstrate that Hazardous Materials are present or that contamination has occurred due to the acts or omissions of any of the Tenant Parties.  Tenant shall pay all reasonable costs of such tests if such tests reveal that Hazardous Materials exist at the Premises in violation of this Lease or any Legal Requirement.  Further, Landlord shall have the right to cause a third party consultant retained by Landlord, at Landlord’s expense, to review, but not more than once in any calendar year, Tenant’s lab operations, procedures and permits to ascertain whether or not Tenant is complying with law and adhering to best industry practices.  Tenant agrees to cooperate in good faith with any such review and to provide to such consultant information requested by such consultant and reasonably required in order for such consultant to perform such review, but nothing contained herein shall require Tenant to provide proprietary or confidential information to such consultant.

17.6Indemnity; Remediation.

(a)Tenant hereby covenants and agrees to indemnify, defend and hold the Landlord Parties harmless from and against any and all Claims against any of the Landlord Parties arising out of contamination of any part of the Property or other adjacent property, which contamination arises as a result of: (i) the presence of Hazardous Material in the Premises, the presence of which is caused by any act or omission of any of the Tenant Parties, or (ii) from a breach by Tenant of its obligations under this Section 17.  This indemnification of the Landlord Parties by Tenant includes, without limitation, reasonable costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal or restoration work or any other response actions required by any federal, state or local governmental agency or political subdivision because of Hazardous Material present in the soil, soil vapor or ground water on or under or any indoor air in the Building based upon the circumstances identified in the first sentence of this Section 17.6.  The indemnification and hold harmless obligations of Tenant under this Section 17.6 shall survive the expiration or any earlier termination of this Lease.

(b)Without limiting the obligations set forth in Section 17.6(a) above, if any Hazardous Material is in, on, under, at or about the Building or the Property as a result of the acts or omissions of any of the Tenant Parties and results in any contamination of any part of the Property or any adjacent property that is in violation of any applicable Environmental Law or that requires the performance of any response action pursuant to any Environmental Law, Tenant shall promptly take all actions at Tenant’s sole cost and expense as are necessary to reduce such Hazardous Material to amounts below any applicable Reportable Quantity, any applicable Reportable Concentration and any other applicable standard set forth in any Environmental Law such that no further response actions are required; provided that Tenant shall first obtain Landlord’s written approval of such actions, which approval shall not be unreasonably withheld, conditioned or delayed so long as such actions would not be reasonably expected to have an adverse effect on the market value or utility of the Property for the Permitted Uses, and in any event, Landlord shall not withhold its approval of any proposed actions which are required by applicable Environmental Laws (such approved actions, “Tenant’s Remediation”).

(c)In the event that Tenant fails to complete Tenant’s Remediation prior to the end of the Term, then:

(i)until the completion of Tenant’s Remediation (as evidenced by the certification of Tenant’s Licensed Site Professional (as such term is defined by applicable Environmental Laws), who shall be reasonably acceptable to Landlord) (the “Remediation Completion Date”), Tenant shall pay to Landlord, with respect to the portion of the Premises which reasonably cannot be occupied by a new tenant until completion of Tenant’s Remediation, (A) Additional Rent on account of Operating Costs and Taxes and (B) Base Rent in an amount equal to Base Rent attributable to such portion of the Premises in effect immediately prior to the end of the Term; and

(ii)Tenant shall maintain responsibility for Tenant’s Remediation and Tenant shall complete Tenant’s Remediation as soon as reasonably practicable in accordance with Environmental Laws.  If Tenant does not diligently pursue completion of Tenant’s Remediation, Landlord shall have the right to either (A) assume control for overseeing Tenant’s Remediation, in which event Tenant shall pay all reasonable costs and expenses of Tenant’s Remediation (it being understood and agreed that all costs and expenses of Tenant’s Remediation incurred pursuant to contracts entered into by Tenant shall be deemed reasonable) within thirty (30) days of demand therefor (which demand shall be made no more often than monthly), and Landlord shall be substituted as the party identified on any governmental filings as the party responsible for the performance of such Tenant’s Remediation or (B) require Tenant to maintain responsibility for Tenant’s Remediation, in which event Tenant shall complete Tenant’s Remediation as soon as reasonably practicable in accordance with Environmental Laws, it being understood that Tenant’s Remediation shall not contain any requirement that Tenant remediate any contamination to levels or standards more stringent than those associated with the Property’s current office, research and development, and laboratory uses.

(d)The provisions of this Section 17.6 shall survive the expiration or earlier termination of this Lease.

17.7Disclosures.  Prior to bringing any Hazardous Material into any part of the Property, Tenant shall deliver to Landlord the following information with respect thereto: (a) a description of handling, storage, use and disposal procedures; (b) all plans or disclosures and/or emergency response plans which Tenant has prepared, including without limitation Tenant’s Spill Response Plan, and all plans which Tenant is required to supply to any governmental agency or authority pursuant to any Environmental Laws; (c) copies of all Required Permits relating thereto; and (d) other information reasonably requested by Landlord, but nothing contained herein shall require Tenant to provide proprietary or confidential information to Landlord.

17.8Removal.  Tenant shall be responsible, at its sole cost and expense, for Hazardous Material and other biohazard disposal services for the Premises.  Such services shall be performed by contractors reasonably acceptable to Landlord and on a sufficient basis to ensure that the Premises are at all times kept neat, clean and free of Hazardous Materials and biohazards except in appropriate, specially marked containers reasonably approved by Landlord.

17.9Landlord’s Remediation Obligations. Landlord covenants that neither Landlord nor any of the Landlord Parties shall bring any Hazardous Materials in or on to the Property or discharge any Hazardous Materials in or on to the Property which are, in either case, in violation of applicable Environmental Laws.  If Hazardous Materials are discovered in, on or under the Property which are not in compliance with applicable Environmental Laws or that require reporting, investigation, remediation or other response under Chapter 21E or other Environmental Laws, and which are not the responsibility of Tenant pursuant to this Article 17, then Landlord shall remove or remediate (or cause to be removed or remediated) the same, when, if, and in the manner required by applicable Environmental Laws. Landlord hereby indemnifies and shall defend and hold Tenant, its officers, directors, employees, and agents harmless from any Claims arising as result of any breach by Landlord of its representations, warranties, or covenants under this Section 17.9.

18.	RULES AND REGULATIONS.

18.1Rules and Regulations.  Tenant will faithfully observe and comply with the Rules and Regulations attached hereto as Exhibits 9, 9-1, and 9-2 (collectively, the “Current Rules and Regulations”) and reasonable rules and regulations as may be promulgated in writing to Tenant, from time to time, with respect to the Building, the Property and construction within the Property (collectively, the “Rules and Regulations”).  The Current Rules and Regulations consist of the Building Rules and Regulations attached hereto as Exhibit 9, the Contractor Rules and Regulations attached hereto as Exhibit 9-1, and the Tenant Work Insurance Schedule attached hereto as Exhibit 9-2.  In the case of any conflict between the provisions of this Lease and the Rules and Regulations or any future rules and regulations, the provisions of this Lease shall control.  Landlord agrees to uniformly enforce the Rules and Regulations or the terms, covenants or conditions in any other lease as against any other tenant, provided that Landlord shall not be liable to Tenant for violation of the same by any other tenant, its servants, employees, agents, contractors, visitors, invitees or licensees.

18.2Energy Conservation.  Landlord may institute upon written notice to Tenant such policies, programs and measures as may be necessary, required, or expedient for the conservation and/or preservation of energy or energy services (collectively, the “Conservation Program”), provided however, that the Conservation Program does not, by reason of such policies, programs and measures, reduce the level of energy or energy services being provided to the Premises below the level of energy or energy services then being provided in comparable combination laboratory, research and development and office buildings in the vicinity of the Premises (provided that the same shall not come at a material cost to Tenant or materially adversely affect Tenant’s use of the Premises for any of the Permitted Uses), or as may be necessary or required to comply with Legal Requirements or standards or the other provisions of this Lease.  Upon receipt of such notice, Tenant shall comply with the Conservation Program.

18.3Recycling.  Upon written notice, Landlord may establish reasonable policies, programs and measures for the recycling of paper, products, plastic, tin and other materials (a “Recycling Program”).  Tenant will comply with Landlord’s reasonable Recycling Program at Tenant’s sole cost and expense.

19.	LAWS AND PERMITS.

19.1Legal Requirements.  Tenant shall not cause or permit the Premises, or cause the Property or the Building to be used in any way that violates any Legal Requirement, order, permit, approval, variance, covenant or restrictions of record as of the date of this Lease or any provisions of this Lease, interferes with the rights of tenants of the Building, or constitutes a nuisance or waste.  Tenant shall obtain, maintain and pay for all permits and approvals needed for the operation of Tenant’s business and/or Tenant’s Rooftop Equipment, as soon as reasonably possible, and in any event shall not undertake any operations or use of Tenant’s Rooftop Equipment unless all applicable permits and approvals are in place and shall, promptly take all actions necessary to comply with all Legal Requirements, including, without limitation, the Occupational Safety and Health Act, applicable to Tenant’s use of the Premises, the Property or the Building.  Tenant shall maintain in full force and effect all certifications or permissions required by any authority having jurisdiction to authorize, franchise or regulate Tenant’s use of the Premises.  Tenant shall be solely responsible for procuring and complying at all times with any and all necessary permits and approvals directly or indirectly relating or incident to: the conduct of its activities on the Premises; its scientific experimentation, transportation, storage, handling, use and disposal of any chemical or radioactive or bacteriological or pathological substances or organisms or other hazardous wastes or environmentally dangerous substances or materials or medical waste or animals or laboratory specimens.  Within ten (10) days of a request by Landlord, which request shall be made not more than once during each period of twelve (12) consecutive months during the Term hereof, unless otherwise requested by any mortgagee of Landlord or unless Landlord reasonably suspects that Tenant has violated the provisions of this Section 19.1, Tenant shall furnish Landlord with copies of all such permits and approvals that Tenant possesses or has obtained together with a certificate certifying that such permits are all of the permits that Tenant possesses or has obtained with respect to the Premises.  Tenant shall promptly give written notice to Landlord of any warnings or violations relative to the above received from any federal, state or municipal agency or by any court of law and shall promptly cure the conditions causing any such violations.  Tenant shall not be deemed to be in default of its obligations under the preceding sentence to promptly cure any condition causing any such violation in the event that, in lieu of such cure, Tenant shall contest the validity of such violation by appellate or other proceedings permitted under applicable law, provided that: (i) any such contest is made reasonably and in good faith, (ii) Tenant shall agree to indemnify, defend (with counsel reasonably acceptable to Landlord) and hold Landlord harmless from and against any and all liability, costs, damages, or expenses arising in connection with such condition and/or violation, (iii) Tenant shall promptly cure any violation in the event that its appeal of such violation is overruled or rejected, and (iv) Tenant’s decision to delay such cure shall not, in Landlord’s good faith determination, be likely to result in any actual or threatened bodily injury, property damage, or any civil or criminal liability to Landlord, any tenant or occupant of the Building or the Property, or any other person or entity.  Nothing contained in this Section 19.1 shall be construed to expand the uses permitted hereunder beyond the Permitted Uses.  Landlord shall comply with any Legal Requirements and with any direction of any public office or officer relating to the maintenance or operation of the structural elements of the Building, common Building systems, and the Common Areas, and the costs so incurred by Landlord shall be included in Operating Costs, subject to and in accordance with the provisions of Section 5.2.

20.	DEFAULT

20.1Events of Default.  The occurrence of any one or more of the following events shall constitute an “Event of Default” hereunder by Tenant:

(a)If Tenant fails to make any payment of Rent or any other payment required hereunder, as and when due, and such failure shall continue for a period of seven (7) business days after notice thereof from Landlord to Tenant; provided, however, an Event of Default shall occur hereunder without any obligation of Landlord to give any notice if (i) Tenant fails to make any payment within seven (7) business days after the due date therefor, and (ii) Landlord has given Tenant written notice under this Section 20.1(a) on more than one (1) occasion during the twelve (12) month interval preceding such failure by Tenant;

(b)If Tenant shall abandon the Premises (whether or not the keys shall have been surrendered or the Rent shall have been paid) (which shall not be deemed to have occurred if the Premises is vacant, so long as Tenant is then complying with its obligations under this Lease);

(c)If Tenant shall fail to execute and deliver to Landlord an estoppel certificate pursuant to Section 16 above or a subordination and attornment agreement pursuant to Section 22 below, within the timeframes set forth therein;

(d)If Tenant shall fail to maintain any insurance required hereunder and such failure is not cured within ten (10) business days;

(e)If Tenant shall fail to restore the Security Deposit to its original amount or deliver a replacement Letter of Credit as required under Section 7 above;

(f)If Tenant causes or suffers any release of Hazardous Materials in or near the Property and fails to remediate in accordance with Section 17;

(g)If Tenant shall make a Transfer in violation of the provisions of Section 13 above, or if any event shall occur or any contingency shall arise whereby this Lease, or the term and estate thereby created, would (by operation of law or otherwise) devolve upon or pass to any person, firm or corporation other than Tenant, except as expressly permitted under Section 13 hereof;

(h)The failure by Tenant to observe or perform any of the covenants or provisions of this Lease to be observed or performed by Tenant, other than as specified above, and such failure continues for more than thirty (30) days after notice thereof from Landlord; provided, further, that if the nature of Tenant’s default is such that more than thirty (30) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant shall commence such cure within said thirty (30) day period and thereafter diligently prosecute such cure to completion;

(i)Tenant shall be involved in financial difficulties as evidenced by an admission in writing by Tenant of Tenant’s inability to pay its debts generally as they become due, or by the making or offering to make a composition of its debts with its creditors;

(j)Tenant shall make an assignment or trust mortgage, or other conveyance or transfer of like nature, of all or a substantial part of its property for the benefit of its creditors,

(k)an attachment on mesne process, on execution or otherwise, or other legal process shall issue against Tenant or its property and a sale of any of its assets shall be held thereunder;

(l)the leasehold hereby created shall be taken on execution or by other process of law and shall not be revested in Tenant within ninety (90) days thereafter;

(m)a receiver, sequesterer, trustee or similar officer shall be appointed by a court of competent jurisdiction to take charge of all or any part of Tenant’s Property and such appointment shall not be vacated within ninety (90) days; or

(n)any proceeding shall be instituted by or against Tenant pursuant to any of the provisions of any Act of Congress or State law relating to bankruptcy, reorganizations, arrangements, compositions or other relief from creditors, and, in the case of any proceeding instituted against it, if Tenant shall fail to have such proceedings dismissed within ninety (90) days or if Tenant is adjudged bankrupt or insolvent as a result of any such proceeding;

20.2Remedies.  Upon an Event of Default, Landlord may, by notice to Tenant, elect to terminate this Lease; and thereupon (and without prejudice to any remedies which might otherwise be available for arrears of Rent or preceding breach of covenant or agreement and without prejudice to Tenant’s liability for damages as hereinafter stated), upon the giving of such notice, this Lease shall terminate as of the date specified therein as though that were the Expiration Date.  Upon such termination, Landlord shall have the right to utilize the Security Deposit or draw down the entire Letter of Credit, as applicable, and apply the proceeds thereof to its damages hereunder.  Without being taken or deemed to be guilty of any manner of trespass or conversion, and without being liable to indictment, prosecution or damages therefor, Landlord may, by lawful process, enter into and upon the Premises (or any part thereof in the name of the whole); repossess the same, as of its former estate; and expel Tenant and those claiming under Tenant.  The words “re-entry” and “re-enter” as used in this Lease are not restricted to their technical legal meanings.

20.3Damages - Termination.

(a)Upon the termination of this Lease under the provisions of this Section 20, Tenant shall pay to Landlord Rent up to the time of such termination, shall continue to be liable for any preceding breach of covenant, and in addition, shall pay to Landlord as damages, at the election of Landlord, either:

(i)the amount (discounted to present value at the rate of five percent (5%) per annum) by which, at the time of the termination of this Lease (or at any time thereafter if Landlord shall have initially elected damages under Section 20.3(a)(ii) below), (x) the aggregate of Rent projected over the period commencing with such termination and ending on the Expiration Date, exceeds (y) the aggregate projected rental value of the Premises for such period, taking into account a reasonable time period during which the Premises shall be unoccupied, plus all Reletting Costs (hereinafter defined); or

(ii)amounts equal to Rent which would have been payable by Tenant had this Lease not been so terminated, payable upon the due dates therefor specified herein following such termination and until the Expiration Date, provided, however, if Landlord shall re-let the Premises during such period, that Landlord shall credit Tenant with the net rents received by Landlord from such re-letting, such net rents to be determined by first deducting from the gross rents as and when received by Landlord from such re-letting the expenses incurred or paid by Landlord in terminating this Lease, as well as the expenses of re-letting, including altering and preparing the Premises for new tenants, brokers’ commissions, and all other similar and dissimilar expenses properly chargeable against the Premises and the rental therefrom (collectively, “Reletting Costs”), it being understood that any such re-letting may be for a period equal to or shorter or longer than the remaining Term; and provided, further, that (x) in no event shall Tenant be entitled to receive any excess of such net rents over the sums payable by Tenant to Landlord hereunder and (y) in no event shall Tenant be entitled in any suit for the collection of damages pursuant to this Section 20.3(a)(ii) to a credit in respect of any net rents from a re-letting except to the extent that such net rents are actually received by Landlord prior to the commencement of such suit.  If the Premises or any part thereof should be re-let in combination with other space, then proper apportionment on a square foot area basis shall be made of the rent received from such re-letting and of the expenses of re-letting.

(b)In calculating the amount due under Section 20.3(a)(i), above, there shall be included, in addition to the Base Rent, all other considerations agreed to be paid or performed by Tenant, including without limitation Tenant’s Share of Operating Costs and Taxes, on the assumption that all such amounts and considerations would have increased at the average annual rate of increase of such amounts over the prior three years, not to exceed five percent (5%) per annum, for the balance of the full term hereby granted.

(c)Suit or suits for the recovery of such damages, or any installments thereof, may be brought by Landlord from time to time at its election, and nothing contained herein shall be deemed to require Landlord to postpone suit until the date when the Term would have expired if it had not been terminated hereunder.

(d)Nothing herein contained shall be construed as limiting or precluding the recovery by Landlord against Tenant of any sums or damages to which, in addition to the damages particularly provided above, Landlord may lawfully be entitled by reason of any Event of Default hereunder.

(e)After a termination of this Lease pursuant to this Section 20, Landlord will use reasonable efforts to relet the Premises after Tenant vacates the Premises; however, the marketing of the Premises in a manner similar to the manner in which Landlord markets other premises in the Building shall be deemed to have satisfied Landlord’s obligation to use “reasonable efforts.”  In no event shall Landlord be required to (i) solicit or entertain negotiations with any other prospective tenants for the Premises unless and until Landlord obtains full and complete possession of the Premises, including the final and unappealable legal right to relet the Premises free of any claim of Tenant, (ii) lease the Premises to a tenant whose proposed use, in Landlord’s reasonable judgment, will be unacceptable, (iii) relet the Premises prior to leasing any other vacant space in the Building, suitable for the use of the prospective tenant, (iv) lease the Premises for a rental rate less than the current fair market rent then prevailing for similar space in the Building, or (v) enter into a lease with any proposed tenant that does not have, in Landlord’s reasonable opinion, sufficient financial wherewithal and resources to satisfy its financial obligations under the prospective lease.  Landlord shall be entitled to take into account in connection with any such reletting of the Premises all relevant factors which would be taken into account by a sophisticated landlord in securing a replacement tenant for the Premises including the first class quality of the Property, and the financial responsibility of any such replacement tenant.

20.4Landlord’s Self-Help; Fees and Expenses.  If Tenant shall default in the performance of any covenant on Tenant’s part to be performed in this Lease contained beyond applicable notice and cure periods, including without limitation the obligation to maintain the Premises in the required condition pursuant to Section 10.1 above, Landlord may, upon reasonable advance notice, except that no notice shall be required in an emergency, immediately, or at any time thereafter, perform the same for the account of Tenant.  Tenant shall pay to Landlord upon demand therefor any reasonable costs incurred by Landlord in connection therewith, together with interest at the Default Rate until paid in full.

In addition, as between Landlord and Tenant, the prevailing party shall pay all of the unsuccessful party’s costs and expenses, including without limitation reasonable attorneys’ fees, incurred (i) in successfully enforcing any obligation of such unsuccessful under this Lease or (ii) as a result of such prevailing party or any of the Landlord Parties or Tenant Parties (whichever may be the case), without its fault, being made party to any litigation pending by or against the unsuccessful party and the Landlord Parties or Tenant Parties (whichever may be the case).

20.5Waiver of Redemption, Statutory Notice and Grace Periods.  Tenant does hereby waive and surrender all rights and privileges which it might have under or by reason of any present or future Legal Requirements to redeem the Premises or to have a continuance of this Lease for the Term hereby demised after being dispossessed or ejected therefrom by process of law or under the terms of this Lease or after the termination of this Lease as herein provided.

20.6Landlord’s Remedies Not Exclusive.  The specified remedies to which Landlord may resort hereunder are cumulative and are not intended to be exclusive of any remedies or means of redress to which Landlord may at any time be lawfully entitled, and Landlord may invoke any remedy (including the remedy of specific performance) allowed at law or in equity as if specific remedies were not herein provided for.

20.7No Waiver.  Landlord’s failure to seek redress for violation, or to insist upon the strict performance, of any covenant or condition of this Lease, or any of the Rules and Regulations promulgated hereunder, shall not prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation.  The receipt by Landlord of Rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach.  The failure of Landlord to enforce any of such Rules and Regulations against Tenant and/or any other tenant in the Building shall not be deemed a waiver of any such Rules and Regulations.  No provisions of this Lease shall be deemed to have been waived by either party unless such waiver be in writing signed by such party.  No payment by Tenant or receipt by Landlord of a lesser amount than the Rent herein stipulated shall be deemed to be other than on account of the stipulated Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy in this Lease provided.

20.8Restrictions on Tenant’s Rights.  During the continuation of any uncured monetary or material non-monetary Event of Default, (a) Landlord shall not be obligated to provide Tenant with any notice pursuant to Sections 2.3 and 2.4 above; and (b) Tenant shall not have the right to make, nor to request Landlord’s consent or approval with respect to, any Alterations or Transfers.

20.9Landlord Default.  Notwithstanding anything to the contrary contained in the Lease, Landlord shall in no event be in default in the performance of any of Landlord’s obligations under this Lease unless Landlord shall have failed to perform such obligations within thirty (30) days (or such additional time as is reasonably required to correct any such default, provided Landlord commences cure within 30 days) after notice by Tenant to Landlord properly specifying wherein Landlord has failed to perform any such obligation (such period of time, the “Landlord Cure Period”).  Except as expressly set forth in this Lease, Tenant shall not have the right to terminate or cancel this Lease or to withhold rent or to set-off or deduct any claim or damages against rent as a result of any default by Landlord or breach by Landlord of its covenants or any warranties or promises hereunder, except in the case of a wrongful eviction of Tenant from the Premises (constructive or actual) by Landlord, and then only if the same continues after notice to Landlord thereof and a opportunity for Landlord to cure the same as set forth above.  In addition, Tenant shall not assert any right to deduct the cost of repairs or any monetary claim against Landlord from rent thereafter due and payable under this Lease.

If Landlord fails to undertake any work or repairs that Landlord is obligated to perform under this Lease (excluding the Landlord Work and the Expansion Premises Work) within the Landlord Cure Period and such failure has a material adverse impact on Tenant or the Premises, then Tenant may perform such obligations. Notwithstanding the preceding sentence to the contrary, Tenant shall not have the right to perform Landlord’s maintenance, repair or other obligation, unless Landlord fails to commence the required action within the Landlord Cure Period and such failure continues for an additional period of five (5) business days after Tenant delivers to Landlord a second Landlord Default Notice (the “Second Default Notice”) which shall include the following caption, in bold and capitalized letters:  LANDLORD’S FAILURE TO RESPOND TO THIS SECOND DEFAULT NOTICE WITHIN FIVE (5) BUSINESS DAYS AFTER RECEIPT OF THIS NOTICE SHALL RESULT IN TENANT’S ELECTION TO EXERCISE ITS SELF-HELP RIGHTS PURSUANT TO Section 20.9 OF THE LEASE.”  In connection with any performance of Landlord’s obligations by Tenant hereunder (i) in no event shall any work or repairs performed by Tenant materially adversely affect the structure of the Building or any Building systems; (ii) the insurance and indemnity provisions of this Lease shall apply to Tenant’s performance of such work or repairs; (iii) Tenant shall perform all such work or repairs in accordance with all applicable Legal Requirements; (iv) Tenant shall retain to effect such work or repairs only reputable and qualified contractors and suppliers as are duly licensed; (v) Tenant shall effect such work or repairs in a good and workmanlike manner, consistent with the standards of the Building, using new or like new materials; and (vi) Tenant shall use diligent efforts to minimize any material interference or impact on the other tenants and occupants of the Building. Landlord shall reimburse Tenant for the amount of all reasonable costs actually incurred by Tenant in curing any such failure of Landlord within thirty (30) days following Landlord’s receipt of an invoice therefor from Tenant. In the event Landlord fails to reimburse such Tenant’s costs and expenses within thirty (30) days after delivery of a second Notice to Landlord, then Tenant may apply such amount as a credit against up to 25% of Tenant’s next payment(s) of Base Rent until Tenant is fully repaid.

21.	SURRENDER; ABANDONED PROPERTY; HOLD-OVER

21.1Surrender

(a)Upon the expiration or earlier termination of the Term, Tenant shall (i) peaceably quit and surrender to Landlord the Premises (including, without limitation, all fixed lab benches, fume hoods, electric, plumbing, heating and sprinkling systems, fixtures and outlets, vaults, paneling, molding, shelving, radiator enclosures, cork, rubber, linoleum and composition floors, ventilating, silencing, air conditioning and cooling equipment therein, Landlord’s Work, and all other furniture, fixtures, and equipment that was either provided by Landlord or paid for in whole or in part by any allowance provided to Tenant by Landlord under this Lease) broom clean, in good order, repair and condition excepting only ordinary wear and tear and damage by fire or other insured Casualty; (ii) remove all of Tenant’s Property and, at Landlord’s election, any Alterations made by Tenant (subject to and in accordance with Section 11.1); and (iii) repair any damages to the Premises or the Building caused by the installation or removal of Tenant’s Property and/or such Alterations.  Notwithstanding the foregoing and anything in this Lease to the contrary, with the exception of any Specialty Alterations (as hereinafter defined) and any Alteration for which Landlord elected to require Tenant to remove in accordance with Section 11.1, Landlord agrees that Tenant shall not be required to remove any improvements that were constructed and/or installed in the Premises as part of either the Landlord’s Work (which for the avoidance of any doubt shall include restoring the roof line to its pre-existing location and/or condition) or the Tenant’s Work.  Tenant’s obligations under this Section 21.1(a) shall survive the expiration or earlier termination of this Lease.  As used herein, “Specialty Alterations” shall mean those which, in Landlord’s reasonable judgment, require unusual expense to restore and/or readapt the Premises to usual use as a biotechnology office and research and development facility (provided that upon Tenant’s request therefor, Landlord shall notify Tenant, in connection with Landlord’s approval of Tenant’s Design/Development Plans, whether Landlord considers an element shown on such Design/Development Plans to constitute a Specialty Alteration).

(b)Prior to the expiration of this Lease (or within thirty (30) days after any earlier termination), Tenant shall (x) clean and otherwise decommission all interior surfaces (including floors, walls, ceilings, and counters), piping, supply lines, waste lines, acid neutralization systems and plumbing in and/or exclusively serving the Premises, and all exhaust or other ductwork in and/or exclusively serving the Premises, in each case which has carried or released or been contacted by any Hazardous Materials or other chemical or biological materials used in the operation of the Premises; (y) remove from the Premises any item installed by or for Tenant and which, pursuant to Legal Requirements, must be removed therefrom before the Premises may be used by a subsequent Tenant; and (z) otherwise clean the Premises so as to permit the Surrender Plan (defined below) to be issued.  At least thirty (30) days prior to the expiration of the Term (or, if applicable, within five (5) business days after any earlier termination of this Lease), Tenant shall deliver to Landlord a reasonably detailed narrative description of the actions proposed (or required by any Legal Requirements) to be taken by Tenant in order to render the Premises

(including any Alterations permitted or required by Landlord to remain therein) free of Hazardous Materials and otherwise released for unrestricted use and occupancy including without limitation causing the Premises to be decommissioned in accordance with the regulations of the U.S. Nuclear Regulatory Commission and/or the Massachusetts Department of Public health (the “MDPH”) for the control of radiation, and cause the Premises to be released for unrestricted use by the Radiation Control Program of the MDPH (the “Surrender Plan”).  The Surrender Plan (i) shall be accompanied by a current list of (A) all Required Permits held by or on behalf of any Tenant Party with respect to Hazardous Materials in, on, under, at or about the Premises, and (B) Tenant’s Hazardous Materials, and (ii) shall be subject to the review and approval of Landlord’s environmental consultant.  In connection with review and approval of the Surrender Plan, upon request of Landlord, Tenant shall deliver to Landlord or its consultant such additional non-proprietary information concerning the use of and operations within the Premises as Landlord shall request.  On or before the expiration of the Term (or within thirty (30) days after any earlier termination of this Lease, during which period Tenant’s use and occupancy of the Premises shall be governed by Section 21.3 below), Tenant shall (i) perform or cause to be performed all actions described in the approved Surrender Plan, and (ii) deliver to Landlord a certification from a third party certified industrial hygienist reasonably acceptable to Landlord certifying that the Premises do not contain any Hazardous Materials and evidence that the approved Surrender Plan shall have been satisfactorily completed by a contractor acceptable to Landlord, and Landlord shall have the right, subject to reimbursement at Tenant’s expense as set forth below if Tenant is not in compliance with the terms of this subparagraph, to cause Landlord’s environmental consultant to inspect the Premises and perform such additional procedures as may be deemed reasonably necessary to confirm that the Premises are, as of the expiration of the Term (or, if applicable, the date which is thirty (30) days after any earlier termination of this Lease), free of Hazardous Materials and otherwise available for unrestricted use and occupancy as aforesaid.  Landlord shall have the unrestricted right to deliver the Surrender Plan and any report by Landlord’s environmental consultant with respect to the surrender of the Premises to third parties.   Such third parties and the Landlord Parties shall be entitled to rely on the Surrender Report.  If Tenant shall fail to prepare or submit a Surrender Plan approved by Landlord, or if Tenant shall fail to complete the approved Surrender Plan, or if such Surrender Plan, whether or not approved by Landlord, shall fail to adequately address the use of Hazardous Materials by any of the Tenant Parties in, on, at, under or about the Premises, Landlord shall have the right to take any such actions as Landlord may deem reasonable or appropriate to assure that the Premises and the Property are surrendered in the condition required hereunder, the cost of which actions shall be reimbursed by Tenant as Additional Rent upon demand.  Tenant’s obligations under this Section 21.1(b) shall survive the expiration or earlier termination of the Term.

(c)No act or thing done by Landlord during the Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid, unless in writing signed by Landlord.  Unless otherwise agreed by the parties in writing, no employee of Landlord or of Landlord’s agents shall have any power to accept the keys of the Premises prior to the expiration or earlier termination of this Lease.  The delivery of keys to any employee of Landlord or of Landlord’s agents shall not operate as a termination of this Lease or a surrender of the Premises.

21.2Abandoned Property.  After the expiration or earlier termination hereof, if Tenant fails to remove any property from the Building or the Premises which Tenant is obligated by the terms of this Lease to remove within five (5) business days after written notice from Landlord, such property (the “Abandoned Property”) shall be conclusively deemed to have been abandoned, and may either be retained by Landlord as its property or sold or otherwise disposed of in such manner as Landlord may see fit.  If any item of Abandoned Property shall be sold, Tenant hereby agrees that Landlord may receive and retain the proceeds of such sale and apply the same, at its option, to the expenses of the sale, the cost of moving and storage, any damages to which Landlord may be entitled under Section 20 hereof or pursuant to law, and to any arrears of Rent.

21.3Holdover.  If any of the Tenant Parties holds over (which term shall include, without limitation, the failure of Tenant or any Tenant Party to perform all of its obligations under Section 21.1 above) after the end of the Term, Tenant shall be deemed a tenant-at-sufferance subject to the provisions of this Lease; provided that whether or not Landlord has previously accepted payments of Rent from Tenant, (i) for the first thirty (30) days of any such holding over, Tenant shall pay Base Rent at 150% of the highest rate of Base Rent payable during the Term, and thereafter, Tenant shall pay Base Rent at 200% of the highest rate of Base Rent payable during the Term, (ii) Tenant shall continue to pay to Landlord all Additional Rent, and (iii) Tenant shall be liable for all damages, including without limitation lost business and consequential damages, incurred by Landlord as a result of any holding over that continues for more than sixty (60) days, Tenant hereby acknowledging that Landlord may need the Premises after the end of the Term for other tenants and that the damages which Landlord may suffer as the result of Tenant’s holding over cannot be determined as of the Execution Date.  Nothing contained herein shall grant Tenant the right to holdover after the expiration or earlier termination of the Term.

21.4Warranties.  Tenant hereby assigns to Landlord any warranties in effect on the last day of the Term with respect to any fixtures and Alterations installed in the Premises.  Tenant shall provide Landlord with copies of any such warranties prior to the expiration of the Term (or, if the Lease is earlier terminated, within five (5) days thereafter).

22.	MORTGAGEE RIGHTS

22.1Subordination. Tenant’s rights and interests under this Lease shall be (i) subject and subordinate to any ground lease, overleases, mortgage, deed of trust, or similar instrument covering the Premises, the Building and/or the Land and to all advances, modifications, renewals, replacements, and extensions thereof (each of the foregoing, a “Mortgage”), or (ii) if any Mortgagee elects, prior to the lien of any present or future Mortgage.  Tenant further shall attorn to and recognize any successor landlord, whether through foreclosure or otherwise, as if the successor landlord were the originally named landlord.  The provisions of this Section 22.1 shall be self-operative and no further instrument shall be required to effect such subordination or attornment; however, Tenant agrees to execute, acknowledge and deliver such instruments, confirming such subordination and attornment in such form as shall be requested by any such holder within fifteen (15) days of request therefor.  Landlord agrees to use commercially reasonable efforts to obtain a subordination, non-disturbance and attornment agreement (“SNDA”) on the standard form of SNDA then being used by the holder of the Mortgage in question (including, without limitation, the Property’s current mortgagee), with such commercially reasonable modifications as may be requested by Tenant (the form of SNDA attached as Exhibit 14 being deemed commercially reasonable). Notwithstanding anything in this Section to the contrary, it shall be a condition to Tenant’s obligation to subordinate the Lease to any future Mortgage that the holder of such future Mortgage enters into an SNDA with Tenant.  Tenant shall pay any reasonable charges (including legal fees) required by such holder as a condition to entering into such SNDA.

22.2Notices.  Tenant shall give each Mortgagee a copy of any default notice given to Landlord concurrently with the notice to Landlord, and each Mortgagee shall have a reasonable opportunity thereafter to cure a Landlord default, and Mortgagee’s curing of any of Landlord’s default shall be treated as performance by Landlord.

22.3Mortgagee Consent. Tenant acknowledges that, where applicable, any consent or approval hereafter given by Landlord may be subject to the further consent or approval of a Mortgagee.

22.4Mortgagee Liability.  Subject to the terms of any SNDA, Tenant acknowledges and agrees that if any Mortgage shall be foreclosed, (a) the liability of the Mortgagee and its successors and assigns shall exist only so long as such Mortgagee or purchaser is the owner of the Premises, and such liability shall not continue or survive after further transfer of ownership; and (b) such Mortgagee and its successors or assigns shall not be (i) liable for any act or omission of any prior lessor under this Lease; (ii) liable for the performance of Landlord’s covenants pursuant to the provisions of this Lease which arise and accrue prior to such entity succeeding to the interest of Landlord under this Lease or acquiring such right to possession; (iii) subject to any offsets or defense which Tenant may have at any time against Landlord; (iv) bound by any base rent or other sum which Tenant may have paid previously for more than one (1) month; or (v) liable for the performance of any covenant of Landlord under this Lease which is capable of performance only by the original Landlord, provided that in no event shall the foregoing clauses (i)-(v) relieve any such Mortgagee and its successors and assigns from ongoing Landlord’s obligations to provide maintenance, repair or any other on-going Landlord’s Services (defined in Section 9.6 and listed in Exhibit 7 of this Lease) following the date of such succession.

23.	QUIET ENJOYMENT.

Landlord covenants that so long as no Event of Default exists, Tenant shall peaceably and quietly hold, occupy and enjoy the Premises during the Term from and against the claims of all persons lawfully claiming by, through or under Landlord subject, nevertheless, to the covenants, agreements, terms, provisions and conditions of this Lease, any matters of record or of which Tenant has knowledge and to any Mortgage to which this Lease is subject and subordinate, as hereinabove set forth.

24.	NOTICES.

Any notice, consent, request, bill, demand or statement hereunder (each, a “Notice”) by either party to the other party shall be in writing and shall be deemed to have been duly given when either delivered by hand or by nationally recognized overnight courier (in either case with evidence of delivery or refusal thereof) addressed as follows:

If to Landlord:	CRP/King 33 NY Ave. Owner, L.L.C. c/o King Street Properties 800 Boylston Street, Suite 1570 Boston, MA 02199 Attention: Stephen D. Lynch
With a copy to:	Goulston & Storrs PC 400 Atlantic Avenue Boston, MA 02110 Attention: King Street
if to Tenant:	610 Main Street Cambridge, MA 02139 Attention: General Counsel With a copy to the same address, Attention: Chief Financial Officer

Notwithstanding the foregoing, any notice from Landlord to Tenant regarding ordinary business operations (e.g., exercise of a right of access to the Premises, maintenance activities, invoices, etc.) may also be given by written notice delivered by email to those parties listed in Section 2.4 or such other individuals as designated by Tenant in writing from time to time.  Either party may at any time change the address or specify an additional address for such Notices by delivering or mailing, as aforesaid, to the other party a notice stating the change and setting forth the changed or additional address, provided such changed or additional address is within the United States.  Notices shall be effective upon the date of receipt or refusal thereof.

25.	MISCELLANEOUS

25.1Separability.  If any provision of this Lease or portion of such provision or the application thereof to any person or circumstance is for any reason held invalid or unenforceable, the remainder of this Lease (or the remainder of such provision) and the application thereof to other persons or circumstances shall not be affected thereby.

25.2Captions.  The captions are inserted only as a matter of convenience and for reference, and in no way define, limit or describe the scope of this Lease nor the intent of any provisions thereof.

25.3Broker. Tenant and Landlord each warrants and represents that it has dealt with no broker in connection with the consummation of this Lease other than Cushman & Wakefield (the “Broker”). Tenant and Landlord each agrees to defend, indemnify and save the other harmless from and against any Claims arising in breach of the representation and warranty set forth in the immediately preceding sentence. Landlord shall be solely responsible for the payment of any brokerage commissions to the Broker pursuant to separate agreements between Landlord and each Broker.

25.4Entire Agreement. This Lease, Lease Summary Sheet and Exhibits 1-14 attached hereto and incorporated herein contain the entire and only agreement between the parties and any and all statements and representations, written and oral, including previous correspondence and agreements between the parties hereto, are merged herein.  Tenant acknowledges that all representations and statements upon which it relied in executing this Lease are contained herein and that Tenant in no way relied upon any other statements or representations, written or oral. This Lease may not be modified orally or in any manner other than by written agreement signed by the parties hereto.

25.5Governing Law.  This Lease is made pursuant to, and shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts and any applicable local municipal rules, regulations, by-laws, ordinances and the like.

25.6Representation of Authority.  Landlord and Tenant each hereby warrants and represents to the other that execution of this Lease is authorized and each individual executing on behalf of such party is duly authorized to execute this Lease on behalf of such party.

25.7Expenses Incurred by Landlord Upon Tenant Requests.  Tenant shall, upon demand, reimburse Landlord for all reasonable out of pocket expenses, including, without limitation, legal fees, incurred by Landlord in connection with all requests by Tenant for consents, approvals or execution of collateral documentation related to this Lease, including, without limitation, costs incurred by Landlord in the review and approval of Tenant’s plans and specifications in connection with proposed Alterations to be made by Tenant to the Premises or in connection with requests by Tenant for Landlord’s consent to make a Transfer.  Such costs shall be deemed to be Additional Rent under this Lease. Notwithstanding the foregoing: (i) the amount of legal fees which Tenant is required to reimburse Landlord with respect to any Transfer shall not exceed the Transfer Legal Fee Cap, as hereinafter defined, with respect to such Transfer, and (ii) with respect any request by Tenant to review and approve Tenant’s plans and specifications with respect to any Alteration, Tenant shall only be required to reimburse Landlord for third party consultants engaged by Landlord to review such plans and specifications as Landlord, in good faith determines is necessary (e.g., reviews by structure engineers, MEP engineers, etc.).  The “Transfer Legal Fees Cap” shall be defined as $2,500.00, except that (a) the Transfer Legal Fees Cap shall increase by $500 every fifth (5th) anniversary of the Rent Commencement Date, and (b) the Transfer Legal Fees Cap shall not apply to Tenant’s request for Landlord’s approval of any sub-sublease of any tier.

25.8Survival.  Without limiting any other obligation of either party which may survive the expiration or prior termination of the Term, all obligations of each party to indemnify, defend, or hold the other party harmless, as set forth in this Lease shall survive the expiration or prior termination of the Term.

25.9Limitation of Liability.  Tenant shall neither assert nor seek to enforce any claim against Landlord or any of the Landlord Parties, or the assets of any of the Landlord Parties, for breach of this Lease or otherwise, other than against Landlord’s interest in the Property and in the uncollected rents, issues and profits thereof, and Tenant agrees to look solely to such interest for the satisfaction of any liability of Landlord under this Lease.  This Section 25.9 shall not limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord.  Landlord and Tenant specifically agree that in no event shall any officer, director, trustee, employee or representative of Landlord or any of the other Landlord Parties, or Tenant or any of the other Tenant Parties, ever be personally liable for any obligation under this Lease, nor shall Landlord or any of the other Landlord Parties, or Tenant or any of the other Tenant Parties, be liable for consequential or incidental damages or for lost profits whatsoever in connection with this Lease (except, with respect to Tenant, as provided in Section 21.3).

25.10Binding Effect.  The covenants, agreements, terms, provisions and conditions of this Lease shall bind and benefit the successors and assigns of the parties hereto with the same effect as if mentioned in each instance where a party hereto is named or referred to, except that no violation of the provisions of Section 13 hereof shall operate to vest any rights in any successor or assignee of Tenant. A facsimile or electronic signature on this Lease shall be equivalent to, and have the same force and effect as, an original signature.

25.11Landlord Obligations upon Transfer.  Upon any sale, transfer or other disposition of the Building, Landlord shall be entirely freed and relieved from the performance and observance thereafter of all covenants and obligations thereafter arising on the part of Landlord to be performed and observed, it being understood and agreed in such event (and it shall be deemed and construed as a covenant running with the land) that the person succeeding to Landlord’s ownership of said reversionary interest shall thereupon and thereafter assume, and perform and observe, any and all of such covenants and obligations of Landlord, except as otherwise agreed in writing.

25.12No Grant of Interest.  Tenant shall not grant any interest whatsoever in any items paid in whole or in part by Landlord’s Contribution or by Landlord.

25.13Financial Information.  Unless the Tenant’s financial information is then publicly available either separately or on a consolidated basis, Tenant shall deliver to Landlord, within thirty (30) days after Landlord’s reasonable request, Tenant’s most recently completed balance sheet and related statements of income, shareholder’s equity and cash flows statements (audited if available) in form customarily prepared by Tenant from time to time, and certified by an officer of Tenant as being true and correct in all material respects..  Any such financial information may be relied upon by any actual or potential lessor, purchaser, or mortgagee of the Property or any portion thereof.

25.14OFAC Certificate and Indemnity.  Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 10756, the “Patriot Act”) prohibit certain property transfers.  Tenant hereby represents and warrants to Landlord (which representations and warranties shall be deemed to be continuing and re-made at all times during the Term) that neither Tenant nor any stockholder of non-public shares, manager, beneficiary, partner, or principal of Tenant is subject to the Executive Order, that none of them is listed on the United States Department of the Treasury Office of Foreign Assets Control (“OFAC”) list of “Specially Designated Nationals and Blocked

Persons” as modified from time to time, and that none of them is otherwise subject to the provisions of the Executive Order or the Patriot Act.  The most current list of “Specially Designated Nationals and Blocked Persons” can be found at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html. Tenant shall from time to time, within ten days after request by Landlord, deliver to Landlord any certification or other evidence requested from time to time by Landlord in its reasonable discretion, confirming Tenant’s compliance with these provisions.  No assignment or subletting shall be effective unless and until the assignee or subtenant thereunder delivers to Landlord written confirmation of such party’s compliance with the provisions of this subsection, in form and content satisfactory to Landlord.  If for any reason the representations and warranties set forth in this subsection, or any certificate or other evidence of compliance delivered to Landlord hereunder, is untrue in any respect when made or delivered, or thereafter becomes untrue in any respect, then an Event of Default hereunder shall be deemed to occur immediately, and there shall be no opportunity to cure.  Tenant shall indemnify, defend with counsel reasonably acceptable to Landlord, and hold Landlord harmless from and against, any and all liabilities, losses claims, damages, penalties, fines, and costs (including attorneys’ fees and costs) arising from or related to the breach of any of the foregoing representations, warranties, and duties of Tenant.  The provisions of this subsection shall survive the expiration or earlier termination of this Lease for the longest period permitted by law.

25.15Confidentiality.  Tenant acknowledges and agrees that the terms of this Lease are confidential.  Disclosure of the terms hereof could adversely affect the ability of Landlord to negotiate other leases with respect to the Building and may impair Landlord’s relationship with other tenants of the Building.  Tenant agrees that it and its partners, officers, directors, employees, brokers, and attorneys, if any, shall not disclose the terms and conditions of this Lease to any other person or entity without the prior written consent of Landlord which may be given or withheld by Landlord, in Landlord’s sole discretion, except as required for financial disclosures or securities filings, as required by the order of any court or public body with authority over Tenant, or in connection with any litigation between Landlord and Tenant with respect this Lease and except as required by law, including all regulations applicable to Tenant as a public company.  It is understood and agreed that damages alone would be an inadequate remedy for the breach of this provision by Tenant, and Landlord shall also have the right to seek specific performance of this provision and to seek injunctive relief to prevent its breach or continued breach.

25.16Force Majeure.  Other than for each party’s obligations under this Lease that can be performed by the payment of money (e.g., payment of Rent and maintenance of insurance), whenever a period of time is herein prescribed for action to be taken by either party hereto, such party shall not be liable or responsible for, and there shall be excluded from the computation of any such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, acts of terrorism, governmental laws, regulations, or restrictions, national or regional emergency, or pandemic, epidemic or other public health emergency or exigency or any other causes of any kind whatsoever which are beyond the control of such party (collectively “Force Majeure”).  In no event shall financial inability of a party be deemed to be Force Majeure.

26.	RIGHT OF FIRST OFFER.

26.1Grant of Option. Subject to the provisions of this Section 26, from and after the Execution Date, Tenant shall have an ongoing right of first offer (the “ROFO”) to lease the ROFO

Premises at the time that the ROFO Premises become available for lease, as hereinafter defined, so long as the ROFO Conditions, as hereinafter defined (which ROFO Conditions Landlord may waive, at its election, by written notice to Tenant at any time), are satisfied both at the time that Landlord is required to give an Offer, as hereinafter defined, and as of the commencement date of the term of the ROFO Premises.

26.2Definition of ROFO Premises. The “ROFO Premises” shall be defined as any leasable space in the Building, when such area becomes available for lease, as hereinafter defined, during the Term of this Lease.  For the purposes of this Section 26.2, the ROFO Premises shall be deemed to be “available for lease” if, during the Term of this Lease, Landlord, in its sole judgment, determines that such area will become available for leasing to Tenant (i.e. when Landlord determines that the then current tenant of such ROFO Premises will vacate such ROFO Premises, and all Superior Rights (as hereinafter defined) with respect to such ROFO Premises have either lapsed unexercised or have been irrevocably waived by the current tenant of such ROFO Premises, and when Landlord intends to offer such area for lease).  “Superior Rights” shall be defined as (i) the currently enforceable right of the existing tenant of the ROFO Premises, and (ii) the right of Landlord to enter into an agreement with any existing tenant or occupant of the ROFO Premises, or the applicable portion thereof, renewing or extending such lease or occupancy agreement.

26.3Procedures for Exercising ROFO. At such time as the ROFO Premises becomes available for lease to Tenant, Landlord shall, subject to the provisions of this Section 26, give a written offer (the “Offer”) to Tenant of the terms under which Landlord is prepared to lease the ROFO Premises to Tenant, including the Base Rent (which shall be based upon Landlord’s good faith judgment of the fair market rental value of the ROFO Premises in question), Tenant’s improvement allowance, if any, term, renewal term and all other material business terms. Tenant may lease the ROFO Premises under such terms, by delivering written notice (the “Acceptance”) to Landlord accepting such Offer within ten (10) business days after Landlord gives such Offer to Tenant, time being of the essence.

26.4Conditions to ROFO. The ROFO is subject to the following conditions, and, without limiting the foregoing, Landlord shall have no obligation to give an Offer to Tenant with respect to the ROFO Premises, or any portion thereof, if any of the following conditions (“ROFO Conditions”) are not satisfied:

(i)no Event of Default by Tenant (as said term is defined in Section 20 of the Lease) exists at the time that Landlord would otherwise deliver the Offer; or

(ii)the originally named Tenant (or an Affiliated Entity or Successor, as defined in Section 13.7 of the Lease) is then occupying at least fifty-one percent (51%) of the Premises; or

(iii)the Lease has not been assigned (other than to an Affiliated Entity or Successor) prior to the date Landlord would otherwise deliver the Offer; or

(iv)at least three (3) years remain in the Term, or there would be at least three (3) years if Tenant exercises an available Extension Term with Tenant’s Acceptance (and

Tenant does in fact exercise such available Extension Term with Tenant’s Acceptance).

26.5Intentionally Omitted.

26.6Terms of Lease Applicable ROFO Premises. The terms applicable to Tenant’s demise of the ROFO Premises, or any portion thereof, shall be upon the terms set forth in the applicable Offer, and otherwise upon the terms and conditions of the Lease, to the extent that the provisions of the Lease are not inconsistent with such Offer, and as follows:

(i)The term for the ROFO Premises shall, subject to clause (iii) below, commence upon the commencement date stated in the Offer and shall be coterminous with the then remaining Term, provided that at least seven (7) years remain in the Term, or there would be at least seven (7) years if Tenant exercises an available Extension Term with Tenant’s Acceptance and Tenant does in fact exercise such available Extension Term with Tenant’s Acceptance.

(ii)Tenant shall pay Base Rent and Additional Rent for such ROFO Premises, or portion thereof, in accordance with the terms and conditions of the Offer.

(iii)Such ROFO Premises shall be accepted by Tenant with all Building systems serving the ROFO Premises in good working order, and otherwise in its condition (including improvements and personalty, if any) and as-built configuration existing on the earlier of the date Tenant takes possession of such ROFO Premises, or portion thereof, or as of the date the term for such ROFO Premises, or portion thereof, commences, and Landlord shall have no obligation to provide any Landlord contribution or free rent with respect to such ROFO Premises, or portion thereof, unless otherwise provided in such Offer.

26.7Offering Amendment. If Tenant exercises the ROFO with respect to the ROFO Premises Landlord shall prepare an amendment (the “Offering Amendment”) adding such ROFO Premises, or portion thereof, to the Premises on the terms set forth in the Offer and reflecting the changes in the Base Rent, Rentable Square Footage of the ROFO Premises, Tenant’s Share, and other mutually agreeable appropriate terms. A copy of the Offering Amendment shall be sent to Tenant within a reasonable time after Landlord’s receipt of the Acceptance sent by Tenant to Landlord, and, if the terms and conditions of the Offering Amendment are reasonably acceptable to Tenant, then Tenant shall execute and return the Offering Amendment to Landlord within fifteen (15) days thereafter, but an otherwise valid exercise of the ROFO shall be fully effective whether or not the Offering Amendment is executed.

26.8Last Acceptance Date.  If Tenant does not give Landlord a written Acceptance on or before the date (“Last Acceptance Date”) which is ten (10) business days after Landlord gives the Offer to Tenant, Landlord shall have the right to enter into a lease the subject ROFO Premises on any terms to any party, and Tenant shall not be entitled to receive an Offer with respect to such ROFO Premises until such ROFO Premises again become available for lease; provided, however, that before Landlord offers such ROFO Premises to any third party tenant at a net effective rent (defined below) that is more than five percent (5%) lower than the net effective rent set forth in the Offer, Landlord shall first re-offer such ROFO Premises to Tenant at such lower net effective rent in accordance with the terms of this Section 26.  As used herein, the term “net effective rent” shall mean the net present value of the base rent, additional rent, and other charges that would be payable to Landlord under the terms of any proposed lease for and with respect to such ROFO Premises, taking into account any construction allowance, the cost of any leasehold improvements proposed to be performed by Landlord, any free rent, and any other monetary inducements payable by Landlord under such proposed lease.

27.	EXPANSION OPTION

27.1Grant of Option. On the conditions (which conditions Landlord may waive, at its election, by written notice to Tenant at any time) that: (i) no Event of Default by Tenant exists (x) at the time that Tenant delivers an Exercise Notice (as hereinafter defined) and (y) at the commencement of the term of the Lease with respect to the Expansion Premises (as hereinafter defined); (ii) the originally named Tenant (or an Affiliated Entity or Successor) is then occupying at least fifty-one percent (51%) of the Premises; and (iii) the Lease has not been assigned (other than to an Affiliated Entity or Successor), Tenant shall have the right to lease the Expansion Premises, subject to the provisions of this Section 27.

27.2Lease of Expansion Premises Subject to Permitting.  Tenant acknowledges that as of the Execution Date, the Expansion Premises has not been designed, permitted or constructed. Landlord makes no representations whatsoever with respect to its ability to obtain from the appropriate state and municipal authorities all permits and approvals required to construct the Expansion Premises Base Building Work.

27.3Definition of Expansion Premises. The “Expansion Premises” shall mean an area consisting of between 25,000 and 30,000 rentable square feet, which would be constructed as a standalone structure adjacent to the Building, the approximately location of which is shown on the plan attached hereto as Exhibit 5-2. Landlord and Tenant agree that the actual rentable square footage of the Expansion Premises shall be determined in accordance with Exhibit 5.

27.4Exercise of Right to Lease Expansion Premises. Tenant may exercise its right to lease the Expansion Premises by giving Landlord written notice of its election to lease the Expansion Premises (the “Exercise Notice”), at any time during the period commencing on December 14, 2021, and expiring on the third (3rd) anniversary of the Rent Commencement Date. The Exercise Notice shall include the total amount of rentable square feet desired by Tenant. If Tenant fails to timely give an Exercise Notice, time being of the essence, Tenant shall have no further right to lease the Expansion Premises pursuant to this Section 27.

27.5Terms Applicable to Expansion Premises. The leasing to Tenant of the Expansion Premises shall be upon all of the same terms and conditions of the Lease applicable to the Premises, except as set forth below:

(a)Term. Upon Tenant’s delivery of the Exercise Notice in accordance with this Section 27, but subject to Section III(13) of Exhibit 5, Landlord shall lease to Tenant the Expansion Premises for a term (the “Expansion Premises Term”) commencing on the Expansion Premises Term Commencement Date and expiring on the last day of the calendar month in which the date fifteen (15) years and six (6) months after the Expansion Premises Term Commencement Date occurs (the “Expansion Premises Expiration Date”). The “Expansion Premises Term

Commencement Date” shall be the date on which the Expansion Premises Work (as defined in “Exhibit 5”) is Substantially Complete.

(b)Base Rent; Additional Security; Rent Commencement Date. Base Rent and any additional security required by Landlord with respect to the Expansion Premises shall be determined in the manner set forth in Section III(2) of Exhibit 5. Payment of Base Rent and Tenant’s Share of Operating Costs and Taxes with respect to the Expansion Premises shall be abated for the period commencing on the Expansion Premises Term Commencement Date and expiring on the date that is six (6) months after the Expansion Premises Term Commencement Date (the “Expansion Premises Rent Commencement Date”). For the period commencing on the Expansion Premises Rent Commencement Date and expiring on the day immediately prior to the first (1st) anniversary of the Expansion Premises Rent Commencement Date, Annual Base Rent with respect to the Expansion Premises shall be in the amount determined pursuant to Section III(2) of Exhibit 5. On said first (1st) anniversary of the Expansion Premises Rent Commencement Date, and on subsequent anniversary of the Expansion Premises Rent Commencement Date during the Expansion Premises Term, Annual Base Rent with respect to the Expansion Premises shall increase to an amount equal to one hundred and three percent (103%) of the prior period’s Annual Base Rent.

(c)Tenant’s Share of Operating Costs and Taxes. Tenant’s Share with respect to the Expansion Premises shall be a fraction, the numerator of which is the rentable area of the Expansion Premises (as determined pursuant to Section III(1) of Exhibit 5) and the denominator of which is the rentable area of the Property.

(d)Condition of Expansion Premises. Tenant acknowledges and agrees that Tenant is leasing the Expansion Premises in its “AS IS,” “WHERE IS” condition and with all faults on the Expansion Premises Term Commencement Date, without representations or warranties, express or implied, in fact or by law, of any kind, and without recourse to Landlord, except that Landlord shall perform the Expansion Premises Work in accordance with the provisions of this Section 27 and Exhibit 5.

27.6Execution of Lease Amendment. Notwithstanding the fact that Tenant’s exercise of the above‑described option to lease the Expansion Premises shall be self‑executing, as aforesaid, the parties hereby agree promptly to execute a lease amendment reflecting the addition of the Expansion Premises.  The execution of such lease amendment shall not be deemed to waive any of the conditions to Tenant’s exercise of the herein option to lease the Expansion Premises, unless otherwise specifically provided in such lease amendment.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF the parties hereto have executed this Lease as of the Execution Date.

LANDLORD

CRP/KING 33 NY AVE. OWNER, L.L.C., a

Delaware limited liability company

By:	CRP/King 33 NY Ave. Venture, L.L.C., its sole member

	By:	King Jackson LLC, its administrative member

		By:	King Street Properties Investments LLC,
its manager

			By:	/s/ Thomas Ragno
				Name:	Thomas Ragno
Its Manager

TENANT

CRISPR THERAPEUTICS, INC.,

a Delaware corporation

By:	/s/ Samarth Kulkarni
	Name:	Samarth Kulkarni
	Title:	Chief Executive Officer

EXHIBIT 1A

LEASE PLAN – PRIME PREMISES

[***]

Exhibit 1A, Page 1

EXHIBIT 1B

LEASE PLAN – ROOFTOP EQUIPMENT PREMISES

[***]

Exhibit 1B, Page 1

EXHIBIT 1C

LEASE PLAN – GENERATOR AREA PREMISES

[***]

Exhibit 1C, Page 1

EXHIBIT 2

LEGAL DESCRIPTION

[***]

Exhibit 2, Page 1

EXHIBIT 3

PARKING AREAS

[***]

Exhibit 3, Page 1

EXHIBIT 4

WORK LETTER

[***]

Exhibit 4, Page 1

EXHIBIT 4-1

TENANT/LANDLORD RESPONSIBILITY MATRIX

[***]

Exhibit 4-1, Page 1

EXHIBIT 4-2

LOCATION PLANS OF BUILDING EXPANSION WORK

[***]

Exhibit 4-2, Page 1

EXHIBIT 4-3

LOCATION PLANS OF ROOF EXPANSION WORK

[***]

Exhibit 4-3, Page 1

EXHIBIT 4-4

SPACE PLAN OF TENANT’S WORK

[***]

Exhibit 4-4, Page 1

EXHIBIT 5

WORK LETTER – EXPANSION PREMISES WORK

[***]

Exhibit 5, Page 1

EXHIBIT 5-1

LEASE PLAN – EXPANSION PREMISES

[***]

Exhibit 5-1, Page 1

EXHIBIT 6

FORM OF LETTER OF CREDIT

[***]

Exhibit 6, Page 1

EXHIBIT 7

LANDLORD’S SERVICES & BASE BUILDING CAPACITIES

[***]

Exhibit 7, Page 1

EXHIBIT 8

[***]

Exhibit 8, Page 1

EXHIBIT 9

BUILDING RULES AND REGULATIONS

[***]

Exhibit 9, Page 1

EXHIBIT 9-1

CONTRACTOR RULES AND REGULATIONS

[***]

Exhibit 9-1, Page 1

EXHIBIT 9-2

TENANT WORK INSURANCE SCHEDULE

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Exhibit 9-2, Page 1

EXHIBIT 10

SIGNAGE GUIDELINES

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EXHIBIT 10, PAGE 1

EXHIBIT 11

LANDLORD’S SCREENING STANDARDS

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Exhibit 11, Page 1

EXHIBIT 12

[INTENTIONALLY OMITTED]

Exhibit 12, Page 1

EXHIBIT 13

FORM OF NOTICE OF LEASE

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Exhibit 13, Page 1

EXHIBIT 14

FORM OF SNDA

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Exhibit 14, Page 1

EXHIBIT 15

PARKING AND TRAFFIC DEMAND MANAGEMENT PLAN

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Exhibit 15, Page 1

EXHIBIT 16

PARKING RELOCATION RADIUS PLAN

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Exhibit 16, Page 1